As filed with the Securities and Exchange Commission on ________________.
                           Registration No. 333-3074.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                       ----------------------------------

                      POST EFFECTIVE AMENDMENT NO. 2 TO THE
                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933
                        ---------------------------------

                                 NEXLAND, INC.
                       Formerly, WindStar Resources, Inc.
                       ----------------------------------
                 (Exact name of Registrant specified in charter)


        Arizona                        3570                     37-1356503
        -------                        ----                     ----------
       (State of              (Primary Industrial             (I.R.S. Employer
       Incorporation)         Classification Code)            Identification #)

                              Gregory Scott Levine
                              20801 Biscayne Blvd.
                             Aventura, Florida 33180
                               Tel: (305) 937-3877
--------------------------------------------------------------------------------
   (Address, including zip code of principal place of business and telephone number, including area code of Registrant's principal executive offices.)

                                 Allan M. Lerner
                              Allan M. Lerner, P.A.
                           2888 E. Oakland Park Blvd.
                            Ft. Lauderdale, FL 33306
                                 (954) 563-8111

--------------------------------------------------------------------------------
(Name, address, including zip code and telephone number, including area code of agents for service.)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective; but from time to time at the discretion of the exercising warrant holder according to the terms of the A and B Warrants.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x].

The Exhibit Index for this Registration Statement begins on sequential page number 69.

=================================================================================================================
                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Title of each                               Proposed maximum           Proposed maximum          Amount
class of securities        Amount to        aggregate offering         aggregate offering        of registration
to be registered[3]        be registered    price per Share[1]         price [1]                 fee [1]
-----------------------------------------------------------------------------------------------------------------
Shares issuable
upon the exercise
of the Class A
Redeemable
Warrants [3]            1,541,558[4][5]       $ 1.00 [2]               $ 1,541,558               $  406.97

Shares issuable
upon the exercise
of the Class B
Redeemable
Warrants [3]            1,600,000[4][5]       $ 5.00                   $ 8,000,000               $   2,112

Selling Shareholders      460,635[4]              --                            --[6]

-----------------------------------------------------------------------------------------------------------------
TOTAL REGISTRATION FEE                                                 $ 9,541,558               $4,155.42[7]
-----------------------------------------------------------------------------------------------------------------

[1] Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended,
[2] The A Warrants may be exercised at a price of $1.00 per share until June 30, 2000; thereafter the exercise price will be $2.50 per share.
[3] To be issued upon exercise of the Redeemable Warrants. The A and B Warrants terminate on August 16, 2001, subject to prior redemption.
[4]      Reflects the reverse stock split of 1 for 250 that occurred on April
         15, 1998.
[5] The actual number of shares to be issued is subject to adjustment and could be materially less or more than the estimated amount depending upon factors that cannot be predicted by us at this time, including, among others, the future market price of the common stock. This presentation is not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock, which, will be required to be issued pursuant to the Warrants.
[6] The filing fee is based upon the closing market price of our Common Stock on March 27, 2000. The selling shareholders' registration fee is paid by the Company.
[7] The sum of $4155.42 was paid in connection with the filing of the initial Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                                  NEXLAND, INC.
                       Formerly, WindStar Resources, Inc.
                              Cross Reference Sheet

Cross reference sheet showing location in Prospectus of information required by Items of Form S-1.

Item Number
and Caption                                                       Location in Prospectus
-----------------------------------------------------------------------------------------------
1.  Forepart of the Registration Statement Outside               FACING PAGE; CROSS
    Front Cover Page of Prospectus                               REFERENCE SHEET; OUTSIDE
                                                                 FRONT COVER PAGE

2.  Inside Front and Outside                                     INSIDE FRONT COVER PAGE;
    Back Cover Pages of Prospectus                               OUTSIDE BACK COVER PAGE

3.  Summary Information and Risk                                 PROSPECTUS SUMMARY; RISK
    Factors                                                      FACTORS; THE COMPANY

4.  Use of Proceeds                                              PROSPECTUS SUMMARY; USE
                                                                 OF PROCEEDS

5.  Determination of Offering Price                              OUTSIDE FRONT COVER
                                                                 PAGE; PLAN OF OFFERING -
                                                                 ESCROW OF FUNDS

6.  Dilution                                                     DILUTION

7.  Selling Security Holders                                     SELLING SECURITY HOLDERS

8.  Plan of Distribution.                                        INSIDE FRONT COVER PAGE;
                                                                 PLAN OF OFFERING ESCROW
                                                                 OF FUNDS

9.  Description of Securities                                    OUTSIDE FRONT COVER
    to be Registered                                             PAGE; CAPITALIZATION -
                                                                 DESCRIPTION OF SECURITIES;
                                                                 PLAN OF OFFERING - ESCROW OF FUNDS

10. Interest of Named Experts                                    LEGAL MATTERS; EXPERTS
    and Counsel

11a. Description of Business                                     PROSPECTUS SUMMARY;
                                                                 PROPOSED BUSINESS

                                     -iv-

11b. Description of Property                                     NOT APPLICABLE

11c. Legal Proceedings                                           PROPOSED BUSINESS

11d. Market Price, Dividends                                     PRINCIPAL SHAREHOLDERS;
     and Related Stockholder                                     CAPITALIZATION; DESCRIPTION
     Matters                                                     OF THE SECURITIES; PRINCIPAL
                                                                 SHAREHOLDERS;

11e. Financial Statements                                        FINANCIAL STATEMENTS

11f. Selected Financial Data                                     SELECTED FINANCIAL DATA

11g. Supplementary Financial                                     NOT APPLICABLE
     Information

11h. Management's Discussion                                     MANAGEMENT'S DISCUSSION
     and Analysis of Financial                                   AND ANALYSIS OF
     Condition and Results                                       FINANCIAL CONDITION AND
     of Operations                                               RESULTS OF OPERATIONS

11i. Disagreements with Accountants                              NOT APPLICABLE

11j. Directors and Executive Officers.                           MANAGEMENT

11k. Executive Compensation                                      MANAGEMENT

11l. Security Ownership of                                       MANAGEMENT
     Certain Beneficial Owners
     and Management

11m. Certain Relationships                                       MANAGEMENT
     and Related Transactions

12.  Disclosure of Commission Position                           PROPOSED BUSINESS
     on Indemnification for Securities Act
     Liabilities

                                   PROSPECTUS
               NEXLAND, INC. (Formerly, WindStar Resources, Inc.)
for the public offering for sale of 3,602,193 Shares of Common Stock.

         We sell, distribute and outsource the manufacturing of our Internet Sharing Boxes or ISBs, which enable any entity with an ethernet network (home or commercial) to cost effectively share secure Internet access and email across that network.

         Our common stock is traded on the OTC Bulletin Board under the symbol "XLND" and may be purchased upon the exercise by the warrant holders of our Class A and/or upon the exercise by the warrant holders of our Class B warrants. The selling security holders named under Plan of Distribution-Selling Security Holders, are selling the shares for this offering. We will not receive any of the proceeds from the sale of common stock by the Selling Security Holders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses will be borne by the Selling Security Holders.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10,

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  Price to                  Underwriting                Proceeds to
                                  Public[1]                  Commission                 Company
                                  ---------                  ----------                 -------
Per Share on Exercise
  of A Warrants                $      1.00[2]                    $ -0-                    $     1.00
Total on Exercise of
  A Warrants [3]               $ 1,541,558[4]                    $ -0-                    $1,541,558
Per Share on Exercise
 of B Warrants                 $      5.00                       $ -0-                    $     5.00
Total on Exercise of
  B Warrants [3]               $ 8,000,000[5]                    $ -0-                    $8,000,000[6]
Selling Shareholders[6]        $        --                       $ -0-                    $      -0-

[1] This offering is being conducted by the Company; no commissions will be paid.
[2] On July 1, 2000, the exercise price of the A Warrant shall increase to $2.50 per share.
[3] This offering is made on a "best efforts" basis. There is no minimum number of Shares which must be sold.
[4]  Based upon an offering of 1,541,588 common shares
[5]  Based upon an offering of 1,600,000 common shares.
[6] The Company will not receive any of the proceeds from sales by the Selling Shareholders

             The Date of this Prospectus is ________, _______, 2000.

         The information in this prospectus is not complete. It might change. We are not allowed to sell the common stock offered by this prospectus until the registration statement that we have filed with the SEC becomes effective. This prospectus is not an offer to sell our common stock-and does not solicit any offers to buy-in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS
1.  SUMMARY OF OUR OFFERING.....................................................................................-6-
         1.1 OUR BUSINESS.......................................................................................-6-
         1.2 THE OFFERING.......................................................................................-7-
         1.3 USE OF PROCEEDS....................................................................................-7-
         1.4 RISK FACTORS.......................................................................................-8-
         1.5 SELECTED FINANCIAL INFORMATION.....................................................................-8-

2.  RISK FACTORS................................................................................................-9-
         2.1. OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR AN INVESTOR
              TO EVALUATE OUR BUSINESS AND PROSPECTS............................................................-9-
         2.2  WE HAVE HAD HISTORY OF LIMITED REVENUES THIS MAY CONTINUE TO BE
              THE CASE..........................................................................................-9-
         2.3  WE HAVE HAD HISTORY OF A LIMITED CUSTOMER BASE AND THIS MAY
              CONTINUE TO BE THE CASE...........................................................................-9-
         2.4  WE ARE SUBJECT TO ALL OF THE SUBSTANTIAL RISKS INHERENT IN AN
              INTERNET BUSINESS, WHICH MAY HARM OUR ABILITY TO OPERATE
              SUCCESSFULLY.....................................................................................-10-
         2.5  IF WE CANNOT MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS COULD BE
              HARMED...........................................................................................-10-
         2.6  IF WE CANNOT INTEGRATE NEW BUSINESSES, OPERATIONS, TECHNOLOGY, AND
              PERSONNEL OUR GROWTH AND OUR BUSINESS COULD BE
              HARMED...........................................................................................-11-
         2.7  IF WE RAISE ADDITIONAL CAPITAL THROUGH THE ISSUANCE OF EQUITY OR
              CONVERTIBLE DEBT, YOUR PROPORTIONATE INTEREST WILL BE DILUTED....................................-11-
         2.8  WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON THE MOST
              FAVORABLE TERMS..................................................................................-11-
         2.9  WE COULD LOSE REVENUES AND OUR REPUTATION MAY BE DAMAGED IF OUR
              SYSTEMS OR THOSE OF OUR CUSTOMERS OR OUR SUPPLIERS ARE NOT YEAR
              2000 COMPLIANT...................................................................................-11-
         2.10 YOU MAY NOT BE ABLE TO RESELL SHARES OF OUR STOCK AT OR FOR MORE
              THAN THE PRICE YOU PAID..........................................................................-12-
         2.11 THERE IS A POTENTIAL LACK OF LIQUIDITY FOR COMMON
              STOCK............................................................................................-12-
         2.12 IF WE TRADE BELOW $5.00 PER SHARE WE WILL BE SUBJECT TO PENNY
              STOCK REGULATIONS AND RESTRICTIONS...............................................................-12-
         2.13 WE HAVE A SUBSTANTIAL AMOUNT OF STOCK THAT WILL BECOME AVAILABLE
              FOR RESALE UNDER RULE 144, WHICH MAY HAVE AN ADVERSE EFFECT ON THE
              MARKET AND OUR ABILITY TO OBTAIN EQUITY FINANCING................................................-13-

                                      -2-

         2.14 OUR ARTICLES OF INCORPORATION ALLOW AUTHORIZATION AND
              DISCRETIONARY ISSUANCE OF "BLANK CHECK" PREFERRED STOCK WHICH
              COULD DELAY, DETER, OR PREVENT A TAKE OVER, MERGER OR CHANGE OF
              CONTROL AND MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN......................................-13-
         2.15 OUR BUSINESS PLAN CONTEMPLATES FUTURE INTERNATIONAL OPERATIONS BUT
              THERE ARE NUMEROUS RISKS AND UNCERTAINTIES IN OFFERING SERVICES
              OUTSIDE OF THE UNITED STATES.....................................................................-13-
         2.16 WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR TO
              CONTINUE USING INTELLECTUAL PROPERTY THAT WE LICENSE FROM OTHERS;
              WE MAY ALSO BE THE SUBJECT OF INTELLECTUAL PROPERTY INFRINGEMENT
              CLAIMS...........................................................................................-14-
         2.17 BECAUSE OF THE UNCERTAINTY ASSOCIATED WITH UNPROVEN BUSINESS
              MODELS, WE MAY BE UNABLE TO ACHIEVE WIDESPREAD MARKET ACCEPTANCE.................................-15-
         2.18 WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO COMPETE WITH
              SIGNIFICANT PRICING PRESSURE BY OUR COMPETITORS..................................................-15-
         2.19 OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE LOSE MARKET SHARE..................................-15-
         2.20 WE HAVE LIMITED MARKETING AND SALES CAPABILITY...................................................-17-
         2.21.THE LOSS OF THE SERVICES OF EXISTING PERSONNEL AS WELL AS THE
              FAILURE TO RECRUIT KEY TECHNICAL AND MANAGEMENT PERSONNEL WOULD BE
              DETRIMENTAL AND COULD HAVE AN ADVERSE IMPACT UPON OUR BUSINESS
              AFFAIRS AND FINANCES.............................................................................-17-
         2.22 OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS,
              TOGETHER, MAY BE ABLE TO FFECTIVELY EXERCISE CONTROL OVER ALL
              MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS......................................................-18-
         2.23 WE HAVE NOT PAID NOR DO WE EXPECT TO PAY DIVIDENDS IN THE NEAR
              FUTURE...........................................................................................-18-
         2.24 THE INSIDE SHAREHOLDERS RECEIVED SHARES FOR LESS CONSIDERATION
              THAN YOU ARE ASKED TO PAY........................................................................-18-
         2.25 THE OFFICERS AND DIRECTORS MAY BE ENTITLED TO INDEMNIFICATION FOR
              SECURITIES LIABILITIES BY THE COMPANY RESULTING IN SUBSTANTIAL
              EXPENDITURES FOR US AND PREVENTING ANY RECOVER FROM OFFICERS AND
              DIRECTORS........................................................................................-18-
         2.26 WE HAVE EXPERIENCED NEGATIVE CASH FLOW WHICH COULD RESULT IN OUR
              INABILITY TO FUND PROGRAMS AND CREATE A NEED FOR ADDITIONAL
              FINANCING........................................................................................-19-
         2.27 WE DEPEND ON CONTRACT MANUFACTURERS FOR SUBSTANTIALLY ALL OF OUR
              MANUFACTURING REQUIREMENTS. THE INABILITY OF OUR CONTRACT
              MANUFACTURERS TO PROVIDE US WITH ADEQUATE SUPPLIES OF HIGH QUALITY
              PRODUCTS OR THE LOSS OF ANY OF OUR CONTRACT MANUFACTURERS WOULD
              CAUSE A DELAY IN OUR ABILITY TO FULFILL ORDERS WHILE WE OBTAIN A
              REPLACEMENT MANUFACTURER.........................................................................-19-

                                      -3-

         2.28 IF WE FAIL TO DEVELOP AND EXPAND OUR DISTRIBUTION CHANNELS OUR
              BUSINESS WILL SUFFER ............................................................................-20-
         2.29 OUR FINANCIAL RESULTS MAY PERIODICALLY VARY DUE TO FACTORS WHICH
              MAY AFFECT OUR STOCK.............................................................................-20-
         2.30 WE WILL HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM THIS
              OFFERING IN A WAY YOU MAY DISAGREE...............................................................-21-

3.  FORWARD LOOKING STATEMENTS.................................................................................-21-

4.  USE OF PROCEEDS............................................................................................-22-

5.  DILUTION...................................................................................................-23-

6.  CAPITALIZATION.............................................................................................-24-

7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................-25-
         7.1.  OVERVIEW........................................................................................-25-
         7.2.  REVERSE SPLIT...................................................................................-27-
         7.3.  RESULTS OF OPERATIONS...........................................................................-27-
         7.4.  LIQUIDITY AND CAPITAL RESOURCES.................................................................-28-

8.  OUR BUSINESS...............................................................................................-29-
         8.1.  GENERAL.........................................................................................-29-
         8.2.  EXPLANATION AND BACKGROUND OF THE INTERNET......................................................-29-
         8.3.  THE BENEFITS OUR PRODUCTS ARE DESIGNED TO PROVIDE...............................................-33-
         8.4.  A DESCRIPTION OF OUR PRODUCTS...................................................................-35-
         8.5.  BACKGROUND OF THE COMPANY.......................................................................-36-
         8.6.  BUSINESS STRATEGY...............................................................................-37-
         8.7.  SALES AND MARKETING OVERVIEW....................................................................-38-
         8.8.  COMPETITION.....................................................................................-40-
         8.9.  YEAR 2000.......................................................................................-42-
         8.10. INTELLECTUAL PROPERTY...........................................................................-43-
         8.11. EMPLOYEES.......................................................................................-44-
         8.12. PROPERTY LOCATION, DESCRIPTION AND ACCESS.......................................................-44-
         8.13. RESEARCH AND DEVELOPMENT........................................................................-45-
         8.14. MANUFACTURING...................................................................................-45-
         8.15. LEGAL MATTERS...................................................................................-46-

                                      -4-

         8.16.  DIVIDEND POLICY................................................................................-46-
         8.17.  AVAILABILITY OF INFORMATION....................................................................-46-

9.  OUR MANAGEMENT.............................................................................................-46-
         9.1.  OUR DIRECTORS AND EXECUTIVE OFFICERS............................................................-46-
         9.2.  INDEMNIFICATION.................................................................................-47-
         9.3.  EXECUTIVE COMPENSATION..........................................................................-48-
         9.4   Stock Option Plan...............................................................................-49-

10.  CERTAIN TRANSACTIONS......................................................................................-50-

11.  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT ..............................................-51-

12.  MARKET PRICE OF SECURITIES................................................................................-53-
         12.1  VOLATILITY AND FLUCTUATION OF OUR COMMON STOCK..................................................-53-

13.  DESCRIPTION OF THE SECURITIES.............................................................................-54-
         13.1  IN GENERAL......................................................................................-54-
         13.2  COMMON STOCK....................................................................................-54-
         13.3  PREFERRED STOCK.................................................................................-55-
         13.4  DESCRIPTION OF REDEEMABLE WARRANTS..............................................................-55-
         13.5  ANTI-TAKEOVER PROVISIONS OF ARIZONA LAW.........................................................-56-

14.  SHARES ELIGIBLE FOR FUTURE SALE...........................................................................-57-
         14.1  IN GENERAL......................................................................................-57-
         14.2  RESTRICTED SECURITIES...........................................................................-57-
         14.3  TRANSFER AGENT AND WARRANT AGENT................................................................-57-

15.  SELLING SECURITY HOLDERS..................................................................................-58-

16.  PLAN OF DISTRIBUTION......................................................................................-58-

17.  LITIGATION................................................................................................-60-

18.  LEGAL MATTERS.............................................................................................-60-

19.  EXPERTS...................................................................................................-60-

20.  ADDITIONAL INFORMATION....................................................................................-60-

1.  SUMMARY OF OUR OFFERING

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THE PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ THE ENTIRE PROSPECTUS BEFORE CONSIDERING INVESTING IN ANY COMMON STOCK OF OUR COMPANY.

         (Nexland, Inc. and, unless otherwise noted, or if the context otherwise requires, its former name, Windstar Resources, Inc., are referred to in this prospectus as "Nexland," "our," "we" or " us". "WindStar" Nexland LP" and "Nexland Fla.," may also on occasion be used to identify specific events prior to the November 1999 reverse acquisition of Nexland Fla. by WindStar)

         WindStar was formed in Arizona on March 22, 1995, (under the name Turtleback Mountain Gold Co., Inc.) to engage in the business of mineral exploration, and if warranted, development and production, or the sale of precious minerals. WindStar failed to achieve its goals and business objectives and in 1999 we concluded it was no longer economical to continue as a public gold exploration mining company.

         Nexland Fla. was incorporated in Florida on December 4, 1994, but was inactive until November 17, 1999 when it was acquired by us. Nexland LP, a Florida limited partnership, formed on September 25, 1997, was an operating company until November 15, 1999 when it assigned all of its partnership assets to Nexland Fla. in exchange for 17,000 of the latter's common shares.

         On November 17, 1999, we acquired Nexland Fla. in a reverse acquisition transaction resulting in the change of our business from mining to Internet technology. We changed our name to "Nexland, Inc." on December 8, 1999.

1.1 OUR BUSINESS.

         We provide Internet access solutions for the office or home through sales, marketing and distribution of information technology hardware. We develop, market, distribute and manufacture through third parties, Internet Sharing Boxes or ISBs, that enable any entity with an ethernet network (home or commercial) to cost effectively share secure Internet access and email across that network. An ethernet network is a standard for connecting computers into a local area network, i.e., a computer network limited to the immediate area, usually in the same building, also referred to as a LAN.

         Our products are a flexible and scalable platform that provides firmware-based routing and functionality to deliver Internet-enabled applications and services. Our products support existing analog phone lines, as well as integrated services digital networks (ISDN) and emerging access technologies such as digital subscriber line (xDSL) and cable modems. Our product technology coupled with broadband Internet access enables multiple users to access the Internet simultaneously through regular phone lines and analog modems at up to 30-50 times the access speed of a single analog connection. We also offer Virtual Private Networking " VPN" pass-through support (IPSec, PPTP, and L2TP) which allows the encrypted flow of data packets over the Internet, a public domain, to pass through our devices. Additionally, we manufacture a complete line of networking hardware such as hubs, routers, switches, mini-transceivers and local area network or LAN cards.

         We identify the home, office and home-office market as the end users of our products although we primarily target Internet service providers, telephone companies and value-added resellers as our immediate market. The office environment can consist of both small and large corporate businesses and branch or satellite offices of larger businesses. Further, we believe that emerging broadband access technologies such as digital subscriber line (xDSL) and cable modems will enable a variety of new data intensive, multimedia and graphical applications that increase the value of shared Internet access for the office environment.

         We primarily market and sell our products throughout North America and, to a limited extent, South America. Although our marketing strategy will employ value-added resellers, selected retail outlets and mail order catalogs, we will primarily focus upon Internet service providers and telephone companies.

1.2 THE OFFERING.

Common Shares outstanding prior to offering ..........................34,308,916
  Securities offered upon
         exercise of A Warrants ...................................... 1,541,558
 Securities offered upon
         exercise of B Warrants ...................................... 1,600,000
  Selling Shareholders   .............................................   460,635

Equity Securities to be outstanding after offering (assuming complete exercise of A and B Warrants):

     o   common.......................................................37,450,474
     o   preferred....................................................   -0-
     o   options......................................................   160,000
     o   warrants.....................................................   -0-

     The number of shares being registered is our good faith assumption, that all Warrant holders will exercise due to the price of our Common stock during the weeks immediately preceding the filing of this Registration Statement. The number of common shares outstanding following the Offering does not include 160,000 options to purchase 160,000 common shares. The options were issued in connection with Employment Agreements; the exercise price of the options range from $1.00 to $5.00 per share.

1.3 USE OF PROCEEDS. Assuming the exercise of all A (at $1.00) and B warrants, we would have about $9,541,558 million in net proceeds. We plan to use the net proceeds for general corporate purposes and working capital.

1.4 RISK FACTORS.

         Investment in our stock should be considered highly speculative, start-up and largely unproven. There are non-arms length transactions involving conflicts of interest between us and our affiliates. Purchasers of the shares of common stock upon the exercise of the warrants will incur immediate and substantial dilution in the net tangible book value of the shares and the price at which our securities are being offered to the public. We have arbitrarily determined the warrant exercise price. We will incur substantial offering expenses in connection with this offering and we do not anticipate paying any dividends on our Common Stock.

1.5 SELECTED FINANCIAL INFORMATION.

         The selected financial data presented below has been derived from our financial statements, which have been examined by Williams & Webster, Certified Public Accountants, as indicated in their report found at the end of the prospectus. You should read the information in conjunction with all other financial information and analysis in this prospectus. Please don't assume that the results below indicate results we'll achieve in the future, that we will ever have material revenues or that our operations will be profitable.

Balance Sheet Data
                                                       1997[1]             1998[1]             1999[1]
                                                     -----------         -----------         -----------
Current Assets ..................................    $     9,540         $     7,666         $   139,295
Total Assets ....................................         14,776              11,906           1,467,496
Current Liabilities .............................            200              97,232             269,553
Long-term debt ..................................            -0-                 -0-             201,917
Stockholders' Equity (deficit) [2] ..............         14,576             (85,326)            996,026
  Total Liabilities
   & Stockholders' Equity .......................         14,776              11,906           1,467,496
Net Tangible Book Value Per Share [3] ...........            Nil                 Nil                 Nil

Statement of Operations
                                                        1997                1998                1999
                                                     -----------         -----------         -----------
Revenues ........................................    $       -0-         $       -0-         $   263,338
Cost of Revenues ................................            -0-                 -0-             129,311
Operating Expenses ..............................         53,324              99,902             273,662
Net Income (Loss) ...............................        (53,324)            (99,902)           (139,635)
Net Income (Loss) per share[3] ..................            Nil                 Nil                 Nil

Balance Sheet Data:
  Working Capital (deficit) .....................    $     9,340         $   (89,566)        $  (130,258)
  Total Assets ..................................         14,776              11,906           1,467,496
  Long-term Debt ................................            -0-                 -0-             201,917
  Stockholders' equity (deficit) ................         14,576             (85,326)            996,026


[1] Includes the financial information of Nexland LP, the predecessor organization until November 15, 1999. From August 1997 to November 15, 1999, all of the operations were conducted through Nexland LP. Nexland Fla. was dormant during that period.
[2] For 1997 and 1998, Stockholder's Equity is actually partners capital of Nexland LP and the equity of Nexland Fla.
[3] In the acquisition of Nexland LP and Nexland Fla., the allocated 29,500,000 shares for the interests of the partners in the partnership and the original shares by Nexland Fla., are used as the net stock outstanding. For 1997 and 1998, these shares are considered as outstanding for purposes of comparison.

2.  RISK FACTORS

     The Securities being offered involve a high degree of risk and, therefore you should carefully consider, among other factors, the following risks:

2.1. OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR AN INVESTOR TO EVALUATE OUR BUSINESS AND PROSPECTS.

         Nexland was incorporated in December 1997 and has minimal business history that investors can analyze to help them decide whether or not to invest in us. We first began shipping products commercially in 1999. Any investment in us should be considered a high-risk investment because investors will be placing their funds at risk in an unseasoned development stage company with unforeseen costs, expenses and problems often experienced by development stage companies. There can be no assurance that we will be able to achieve profitability in the future and, if achieved, sustain such profitability. We anticipate that marketing and selling our line of products as contemplated herein will require substantial expenditures; i.e., public relations, outside sales associates, hiring of a chief financial officer, etc. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, and the competitive and regulatory environment in which we operate.

2.2 WE HAVE HAD HISTORY OF LIMITED REVENUES THIS MAY CONTINUE TO BE THE CASE.

         From the reverse acquisition of November 17, 1999 to December 31, 1999, we generated operating revenues of approximately $67,057 and incurred costs of revenues of $34,175, operating expenses of $64,576 and interest expense of $1,706. All operating revenues have been achieved by Nexland Fla. At December 31, 1999, we had an accumulated deficit of approximately $33,400 after discounts and dividends. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. Furthermore, we currently expect to use the net proceeds of this offering to increase our sales and marketing expenditures, research and development expenditures and capital expenditures. We may not generate a sufficient level of revenue to offset these expenditures or be able to adjust spending in a timely manner to respond to any unanticipated decline in revenue. If revenue grows slower than we anticipate, if gross margins do not improve or if operating expenditures exceed our expectations or cannot be adjusted accordingly, we may continue to experience significant losses on a quarterly and annual basis.

2.3 WE HAVE HAD HISTORY OF A LIMITED CUSTOMER BASE AND THIS MAY CONTINUE TO BE THE CASE.

         At present, our customer base consists primarily of Internet service providers or ISPs, telephone companies or Telcos, and value-added resellers. Our ability to operate profitably depends on increasing our customer base and achieving sufficient gross profit margins. We cannot assure you that we will be able to increase our customer base or to operate profitably. If any of our major customers stops or delays its purchase of our products, our revenue and profitability would be adversely affected. We anticipate that sales of our products to relatively few customers will continue to account for a significant portion of our revenue. In 1999, sales to ten customers accounted for 70% of our revenue. We cannot assure you that our current customers will continue to place orders with us, that orders by existing customers will continue at the levels of previous periods or that we will be able to obtain orders from new customers. Although our financial performance depends on large orders from a few key customers and resellers we do not have binding commitments from any of them.

2.4 WE ARE SUBJECT TO ALL OF THE SUBSTANTIAL RISKS INHERENT IN AN INTERNET BUSINESS, WHICH MAY HARM OUR ABILITY TO OPERATE SUCCESSFULLY .

         We are subject to all of the substantial risks inherent in an Internet related business, any one of which may harm our ability to operate successfully. These include, but are not limited to:

         o        Our inability to attract or retain customers.
         o        Our failure to anticipate and adapt to a developing market
         o        Our inability to upgrade and develop competitive products.
         o        Technical difficulties with product development.

2.5 IF WE CANNOT MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS COULD BE HARMED.

         We are currently experiencing a period of significant growth. As part of this growth, we will have to:

         o        Implement new operational procedures and controls.
         o        Train and manage our employees.
         o        Expand and coordinate our operations
         o        Hire additional staff.
         o        Expand existing offices and open new offices.

         If we cannot manage the growth of our network, staff, offices, and business and coordinate the activities of our technical, accounting, finance, marketing, and sales staff effectively, we will:

         o        Commit funds that may not produce revenue.
         o        Increase our operational overhead.
         o Expend management time and effort on operations that may not succeed.

2.6 IF WE CANNOT INTEGRATE NEW BUSINESSES, OPERATIONS, TECHNOLOGY, AND PERSONNEL OUR GROWTH AND OUR BUSINESS COULD BE HARMED.

         If we acquire new businesses, we will need to integrate new operations, technologies and personnel. Acquisitions and business combinations entail numerous operational risks, including:

         o Difficulty in the assimilation of acquired operations, technologies or products.
         o Diversion of management's attention from other business operations.
         o Risks of entering markets in which we have limited or no experience.
         o        Potential loss of key employees of acquired businesses.

2.7 IF WE RAISE ADDITIONAL CAPITAL THROUGH THE ISSUANCE OF EQUITY OR CONVERTIBLE DEBT, YOUR PROPORTIONATE INTEREST WILL BE DILUTED.

         We are dependent on the success of this offering to implement our business plan. If it is not successful we will need more working capital to expand our operations. If we raise additional capital by issuing equity or convertible debt securities, the percentage ownership of our then-current stockholders will be reduced, and such securities may have senior rights, preferences, or privileges.

2.8 WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON THE MOST FAVORABLE TERMS

         We may not be able to obtain financing on favorable terms, or at all, which will limit our ability to:

         o        Expand.
         o Take advantage of unanticipated opportunities, develop or enhance services.
         o        Otherwise respond to competitive pressures.

         This limitation could harm our business and decrease the value of the shares or cause us to go out of business. If we are unable to continue our operations, your entire investment in us will be lost. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a discussion of our working capital and capital expenditures.

2.9 WE COULD LOSE REVENUES AND OUR REPUTATION MAY BE DAMAGED IF OUR SYSTEMS OR THOSE OF OUR CUSTOMERS OR OUR SUPPLIERS ARE NOT YEAR 2000 COMPLIANT.

         We established a program during 1999 to ensure that, to the extent reasonably possible, all systems are Year 2000 compliant. Since the beginning of the new millennium we have experienced no problems related to Y2K. Although there continues to be inherent uncertainty in the Year 2000 issue, based on the results of our Y2K program, we do not believe that the Year 2000 issues will have a material effect on our internal network, computer systems, or operations.

         Our customers are dependent on a number of third party network service providers. At present, we are not aware, nor have we experienced, any third party Year 2000 issues that are likely to result in any disruption of our services. The failure of third party network service providers to properly correct a Year 2000 problem could result in the interruption or failure of their normal business activities or operations.

2.10 YOU MAY NOT BE ABLE TO RESELL SHARES OF OUR STOCK AT OR FOR MORE THAN THE PRICE YOU PAID.

         The price of our common stock and Internet and telecommunication stock in general, have recently experienced extreme volatility that often has been unrelated to the operating performance of any specific public companies. During the period from December 23, 1999 to March 24, 2000, the bid and ask price of our common stock has ranged from a high of $8.00 to a low of $4.00. If continued, these broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance. This volatility may negatively impact the liquidity and value of your shares.

2.11 THERE IS A POTENTIAL LACK OF LIQUIDITY FOR COMMON STOCK

         Our common stock trades on the OTC Electronic Bulletin Board. Stocks trading on the OTC Electronic Bulletin Board generally attract a smaller number of market makers and a less active public market. Moreover, since our common stock is traded on the OTC Electronic Bulletin Board, investors may find it difficult to dispose of or obtain accurate quotations as to the value of our common stock.

2.12 IF WE TRADE BELOW $5.00 PER SHARE WE WILL BE SUBJECT TO PENNY STOCK REGULATIONS AND RESTRICTIONS

         The Securities Exchange Commission has adopted regulations, which generally define Penny Stocks to be an Equity Security that has a market price less than $5.00 per share, subject to certain exemptions. As of March 27, 2000, the closing trade price of our common stock was $6.062 per share, and therefore is not presently designated as a "penny stock." Such a designation requires any broker or dealer selling such securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser, and determine that the purchaser is reasonably suitable to purchase such securities. These rules will restrict the ability of Broker / Dealers to sell our common stock and may affect the ability of Investors to sell their shares.

2.13 WE HAVE A SUBSTANTIAL AMOUNT OF STOCK THAT WILL BECOME AVAILABLE FOR RESALE UNDER RULE 144, WHICH MAY HAVE AN ADVERSE EFFECT ON THE MARKET AND OUR ABILITY TO OBTAIN EQUITY FINANCING

         We have issued and outstanding prior to this offering 34,308,916 shares of common stock of which 33,636,950 shares are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. 460,635 of the restricted securities will be registered in this offering and immediately available for resale. Future sales of the remaining restricted shares may be made under Rule 144. Such sales may have an adverse effect on the then prevailing market price of the common stock, adversely affect our ability to obtain future financing in the capital markets, and may create a potential market overhang.

2.14 OUR ARTICLES OF INCORPORATION ALLOW AUTHORIZATION AND DISCRETIONARY ISSUANCE OF BLANK CHECK PREFERRED STOCK WHICH COULD DELAY, DETER, OR PREVENT A TAKE OVER, MERGER OR CHANGE OF CONTROL AND MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN

         Our Articles of Incorporation authorize the issuance of "blank check," preferred stock. The board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion. These designations and issuances, could:

         o Adversely affect the voting power or other rights of the holders of our common stock.
         o        Substantially dilute the common shareholder's interest.
         o        Depress the price of our common stock.
         o delay, deter, or prevent a merger, take over or change in control without any action by the shareholders.

2.15 OUR BUSINESS PLAN CONTEMPLATES FUTURE INTERNATIONAL OPERATIONS BUT THERE ARE NUMEROUS RISKS AND UNCERTAINTIES IN OFFERING SERVICES OUTSIDE OF THE UNITED STATES.

         We intend to expand into international markets. We currently have a technology sharing business relationship with Nexland France, which precludes us from marketing in Europe, subject to our exercising an option to acquire that company. We cannot be sure that we will be able to successfully sell our services or adequately maintain operations outside North or South America. In addition, there are certain risks inherent in conducting business internationally. These include:

         o        Unexpected changes in regulatory requirements.

         o Ability to secure and maintain the necessary physical and telecommunications infrastructure.
         o        Challenges in staffing and managing foreign operations.
         o        Employment laws and practices in foreign countries.

         Any of these could adversely affect our proposed international operations. Furthermore, some foreign governments have enforced laws and regulations on content distributed over the Internet that are more restrictive than those currently in place in the United States. Our manufacturing is performed by companies located in Taiwan. The current political tension between Taiwan and mainland China, may impair our ability to import product from our manufacturers. Any one or more of these factors could adversely affect our contemplated future international operations, and consequently, our business.

2.16 WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR TO CONTINUE USING INTELLECTUAL PROPERTY THAT WE LICENSE FROM OTHERS; WE MAY ALSO BE THE SUBJECT OF INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS.

         We rely and intend to rely on a combination of patents pending, copyright, trademark, service mark, and trade secret laws and contractual restrictions to establish and protect certain of our proprietary rights. We have a patent pending for certain technology which is included in our family of Internet Sharing products. There can be no assurance that we will be able to obtain such protection. Despite our efforts to protect our proprietary rights, we cannot assure you that unauthorized parties will not copy or otherwise obtain and use our data or technology or will not independently develop similar or competing technology. We cannot assure you that these precautions will prevent misappropriation or infringement of our intellectual property. Monitoring unauthorized use of our products is difficult, and we cannot assure you that the steps we have taken will prevent misappropriation of our technology or intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

         Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, leading companies in the data communications and networking markets have extensive patent portfolios with respect to modem and networking technology. From time to time, third parties, including these leading companies, have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to us. We expect that we may increasingly be subject to infringement claims as the numbers of products and competitors in the office market for shared Internet access solutions grow and the functionality of products overlaps. As of the date of this prospectus, we have not been the recipient of any such claims.

         We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to determine the scope and validity of our proprietary rights. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the proprietary rights on a timely basis, our business would be harmed.

2.17 BECAUSE OF THE UNCERTAINTY ASSOCIATED WITH UNPROVEN BUSINESS MODELS, WE MAY BE UNABLE TO ACHIEVE WIDESPREAD MARKET ACCEPTANCE

         Since our business model is relatively new and unproven, we may not be able to anticipate and adapt to a developing market. In addition, our success will depend upon the widespread commercial acceptance of shared Internet access products by offices. Businesses have only recently begun to deploy shared Internet access products, and the market for these products is not fully developed. If the single Internet access devices, such as Integrated Services Digital Network or ISDN, xDSL and cable modems, currently utilized by many offices are deemed sufficient even though they do not enable shared access, then the market acceptance of our products may be slower than expected. Potential users of our products may have concerns regarding the security, reliability, cost, ease of use and capability of our products. We cannot accurately predict the future growth rate or the ultimate size of the office or home markets.

2.18 WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO COMPETE WITH SIGNIFICANT PRICING PRESSURE BY OUR COMPETITORS.

         As a result of increased competition in our industry, we expect to encounter significant pricing pressure. We cannot be certain that we will be able to offset the effects of any required price reductions through an increase in the number of our customers, higher revenues from our business services, cost reductions or otherwise, or that we will have the resources to continue to compete successfully.

2.19 OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE LOSE MARKET SHARE

         We compete in a new, rapidly evolving and highly competitive market. We expect competition to persist and intensify in the future. Our current and potential competitors offer a variety of competitive products, including shared Internet access devices such as the products offered by RAMP Networks, Flowpoint, Intel, Netopia, Sonicwall, Linksys, Cayman Systems and others, and high-end networking equipment such as routers and switches offered by companies such as 3Com and Nortel.

         Many of our competitors are substantially larger than we are and have significantly greater financial, sales, marketing, technical, manufacturing and other resources and more established distribution channels. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Furthermore, some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to rapidly gain market share by addressing the needs of our prospective customers. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity in the shared Internet access market, we also expect that other companies may enter our market with better products and technologies. If any technology that is competing with ours is more reliable, faster, and less expensive or has other advantages over our technology, then the demand for our products and services would decrease, which would seriously harm our business.

         We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies as industry standards and customer requirements evolve that may supplant or provide lower cost alternatives to our products. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support.

         Increased competition is likely to result in price reductions, reduced gross margins, longer sales cycles, and loss of market share, any of which would seriously harm our business and results of operations.

         The market for shared Internet access solutions is characterized by rapidly changing technologies and short product life cycles. Our future success will depend in large part upon our ability to:

         o identify and respond to emerging technological trends in the market;
         o        develop and maintain competitive products;
         o enhance our products by adding innovative features that differentiate our products from those of our competitors;
         o bring products to market on a timely basis at competitive prices;
         o respond effectively to new technological changes or new product announcements by others; and
         o respond to emerging broadband access technologies such as xDSL, cable, wireless and other emerging broadband technologies.

         The technical innovations required for us to remain competitive are inherently complex, require long development cycles, and are dependent in some cases on sole source suppliers. We will be required to continue to invest in research and development in order to attempt to maintain and enhance our existing technologies and products, but we may not have the funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of customers or be compatible with changing technological requirements or standards. Most development expenses must be incurred before the technical feasibility or commercial viability of new or enhanced products can be ascertained. Revenue from future products or product enhancements may not be sufficient to recover the associated development costs.

2.20 WE HAVE LIMITED MARKETING AND SALES CAPABILITY.

         Because of our limited working capital in the past, we have not had the resources to fully implement our marketing and sales strategy. In order to increase our revenues, we are in the process of further implementing a marketing and sales force with technical expertise and marketing capability. There can be no assurance that we will be able to:

         o        Establish such a sales force.
         o        Gain market acceptance for our products.
         o        Develop our sales force.
         o Obtain and retain qualified sales personnel on acceptable terms.
         o        Meet our proposed marketing schedules or plans.

         To the extent that we arrange with third parties to market our services, the success of such products may depend on the efforts of such third parties.

2.21. THE LOSS OF THE SERVICES OF EXISTING PERSONNEL AS WELL AS THE FAILURE TO RECRUIT KEY TECHNICAL AND MANAGEMENT PERSONNEL WOULD BE DETRIMENTAL AND COULD HAVE AN ADVERSE IMPACT UPON OUR BUSINESS AFFAIRS AND FINANCES

         Due to the specialized nature of our business, we are highly dependent upon our ability to attract and retain qualified technical and managerial personnel. Therefore we have entered into employment and consulting agreements with certain of our executive officers. We have also engaged Nexland France to consult regarding our technology and research and development. Nexland France has agreed to provide the services of their entire research and development department including Israel Daniel Sultan. The loss of the services of existing personnel, especially Mr. Levine our President/Chief Executive Officer and Nexland France, as well as the failure to recruit key technical and managerial personnel in a timely manner would be detrimental and could have an adverse impact upon our business affairs or finances.

         Our anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the addition of new management personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to attract and retain qualified personnel necessary for the development of our business.

         We cannot assure you that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that the executive management team will be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services.

2.22 OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS, TOGETHER, MAY BE ABLE TO EFFECTIVELY EXERCISE CONTROL OVER ALL MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS

         Our executive officers, directors, and principal stockholders beneficially own, in the aggregate, approximately 81.2% of our outstanding shares of common stock. These stockholders, if acting together, will be able to effectively control most matters requiring approval by our stockholders, including the election of our Directors. These shareholders can designate the members of our Board of Directors and can decide our operations and business strategy. You may disagree with these shareholders decisions. Even if you do not like our Directors, you will not be able to remove them from office. Additionally, such persons would be able to influence significantly a proposed amendment to our charter, a merger proposal, a proposed sale of assets or other major corporate transaction or a non-negotiated takeover attempt. Their influence may not be beneficial to you. If they prevent or delay a merger or takeover, you may not realize the premium return that stockholders may realize in conjunction with corporate takeovers. Moreover, there are no preemptive rights in connection with our Common Stock. Finally, cumulative voting in the election of Directors is not provided for. Accordingly, the holders of a majority of the shares of Common Stock, present in person or by proxy, will be able to elect all of our Directors.

2.23  WE HAVE NOT PAID NOR DO WE EXPECT TO PAY DIVIDENDS IN THE NEAR FUTURE

         It is not anticipated that we will pay any dividends on our common stock in the future. The Board of Directors intends to follow a policy of retaining earnings, if any, for use in our business operations. As a result, the return on your investment in us will depend upon any appreciation in the market price of the common stock.

2.24 THE INSIDE SHAREHOLDERS RECEIVED SHARES FOR LESS CONSIDERATION THAN YOU ARE ASKED TO PAY

         The number of shares of Common Stock issued to our present shareholders for cash and property was arbitrarily determined and was not the product of arm's length transactions. The inside shareholders received shares for $0.1223 to $0.0104 per share, which is substantially less than you are asked to pay.

2.25 THE OFFICERS AND DIRECTORS MAY BE ENTITLED TO INDEMNIFICATION FOR SECURITIES LIABILITIES BY THE COMPANY RESULTING IN SUBSTANTIAL EXPENDITURES FOR US AND PREVENTING ANY RECOVERY FROM OFFICERS AND DIRECTORS

         Our Articles of Incorporation provide that we may indemnify any Director, Officer, agent, and/or employee as to those liabilities and on those terms and conditions as are specified in the Arizona Business Corporation Act. Further, we may purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by us and prevent any recovery from such Officers, Directors, agents, and employees for losses incurred by us as a result of their actions. Further, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

2.26 WE HAVE EXPERIENCED NEGATIVE CASH FLOW WHICH COULD RESULT IN OUR INABILITY TO FUND PROGRAMS AND CREATE A NEED FOR ADDITIONAL FINANCING

         Since inception, we have experienced negative cash flow from operations and we expect to continue to experience negative cash flow from operations for the foreseeable future. Therefore, we have relied solely on limited revenues, shareholder loans and, by this offering, the issuances of equity securities, to fund our operations. If this offering is not successful, we may need to raise additional funds prior to the expiration of such period. In particular, we may need to raise additional funds, especially if our estimates of revenue, working capital and/or capital expenditure requirements change or prove inaccurate or in order for us to respond to unforseen technological or marketing hurdles or to take advantage of unanticipated opportunities. We cannot be certain that additional financing, through the issuance of equity securities or otherwise, will be available to us on favorable terms when required, or at all. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of market opportunities, develop new products or otherwise respond to competitive pressures which could adversely affect our ability to achieve and sustain positive cash flow and profitability in the future.

2.27 WE DEPEND ON CONTRACT MANUFACTURERS FOR SUBSTANTIALLY ALL OF OUR MANUFACTURING REQUIREMENTS. THE INABILITY OF OUR CONTRACT MANUFACTURERS TO PROVIDE US WITH ADEQUATE SUPPLIES OF HIGH QUALITY PRODUCTS OR THE LOSS OF ANY OF OUR CONTRACT MANUFACTURERS WOULD CAUSE A DELAY IN OUR ABILITY TO FULFILL ORDERS WHILE WE OBTAIN A REPLACEMENT MANUFACTURER

         We have developed a highly outsourced contract manufacturing capability for the production of our products. Our primary relationship with our contract manufacturers has been accomplished through our Hong Kong agent located in Taiwan, owned by affiliates, with whom we have entered into a Cooperation Agreement. We rely on contract manufacturers to procure components, assemble, test and package our products. While we believe there are alternative manufacturing companies available at competitive prices, any interruption in the operations of one or more of these contract manufacturers or delays in their shipment of products would adversely affect our ability to meet scheduled product deliveries to our customers.

         We intend to regularly introduce new products and product enhancements that will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our contract manufacturers to provide us with adequate supplies of high quality products or the loss of any of our contract manufacturers would cause a delay in our ability to fulfill orders while we obtain a replacement manufacturer. In addition, our inability to accurately forecast the actual demand for our products could result in supply, manufacturing or testing capacity constraints. These constraints could result in delays in the delivery of our products or the loss of existing or potential customers.

         Although we perform random spot testing on manufactured products, we rely on our contract manufacturers for assembly and primary testing of our products. Any product shortages or quality assurance problems could increase the costs of manufacturing, assembling or testing our products.

2.28 IF WE FAIL TO DEVELOP AND EXPAND OUR DISTRIBUTION CHANNELS OUR BUSINESS WILL SUFFER

         Our product distribution strategy focuses primarily on continuing to develop and expand our distribution channels through ISPs, value-added resellers, and Telcos. If we fail to develop and cultivate relationships with these customers, or if they are not successful in their sales efforts, our product sales may decrease and our operating results may suffer. Many of our resellers also sell products that compete with our products. We cannot assure you that our customers will market our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support.

2.29 OUR FINANCIAL RESULTS MAY PERIODICALLY VARY DUE TO FACTORS WHICH MAY AFFECT OUR STOCK

         In some future financial reporting periods our operating results may vary due to factors unrelated to the progress of our business and beyond our control. Should these fluctuations be below the expectations of public market analysts and investors, the price of our common stock may fall. These factors include:

         o        continued market acceptance of our products;
         o        fluctuations in demand for our products and services;
         o variations in the timing of orders and shipments of our products;
         o the timing of new product and service introductions by us or our competitors;
         o our ability to obtain sufficient supplies of sole or limited source components for our products;
         o unfavorable changes in the prices of the components we purchase;
         o our ability to attain and maintain production volumes and quality levels for our products; and
         o our ability to integrate new technologies we develop or acquire into our products.

         The amount and timing of our operating expenses generally will vary from quarter to quarter depending on the level of actual and anticipated business activities. Research and development expenses will vary as we develop new products. General and administrative expense fluctuations in past periods have been due primarily to the level of sales and marketing expenses associated with new product introductions. In the past, we have experienced fluctuations in operating results.

Supply, manufacturing or testing constraints could result in delays in the delivery of our products. Any delay in the product deployment schedule of one or more of our products would likely adversely affect our operating results for a particular period.

2.30 WE WILL HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM THIS OFFERING IN A WAY YOU MAY DISAGREE

         Of the estimated net proceeds from this offering of approximately $9,000,000, a substantial portion will be used for general corporate purposes and has not yet been designated for a particular purpose. Our management can therefore spend the proceeds from this offering in ways with which our stockholders may not agree.

3.  FORWARD LOOKING STATEMENTS

         This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the internet industry, the future of our products in that industry, statements about our future plans and strategies, and most other statements not historical in nature. They are based on assumptions that may or may not prove to be accurate and such projected results should not be relied upon as indicative of the actual results that may be obtained by us. No representation or warranty of any kind is given with respect to the accuracy of such projections or the underlying assumptions. Such projections have been prepared by and are the sole responsibility of our management and have not been reviewed or compiled by independent auditors.

         Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "continue," "estimate," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information.

         Examples of forward-looking statements include discussions relating to:


         o        Plans to expand our existing operations.
         o        Plans to enter the international market.
         o        Introductions of new products and services.
         o Estimates of market sizes and addressable markets for our services and products.
         o Anticipated revenues from designated markets during 2000 and later years.
         o        Statements regarding the Year 2000 issue.

         Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could effect the accuracy of forward-looking statements, besides the specific factors identified in Section 2, include:

         o        Changes in our business strategies
         o        Changes in the level of demand for our products
         o        Technical developments which make our products obsolete
         o Changes in general economic and business conditions affecting the internet industry

4.  USE OF PROCEEDS

         We currently expect to use the net proceeds primarily for working capital and general corporate purposes, including increased sales and marketing expenditures, increased research and development expenditures and capital expenditures made in the ordinary course of business. In addition, we may use a portion of the net proceeds for further development of our product lines through acquisitions of products, technologies and businesses. We have an option to purchase Nexland France, but no requirement to do so. We will not receive any proceeds from the offering by the Selling Shareholders.

         Although there is no basis for determining how many Warrants will be exercised, the following table, in order of priority, shows how possible proceeds would be applied over the next 12 months assuming 100% of the A Warrants are exercised and then, 100% of the A and B Warrants combined:

                   Purpose                                 AWarrants        A & B Warrants

          o        Research & Development                $  120,000          $  570,000
          o        Sales & Marketing1/                      304,000             304,000
          o        Operating and Administrative
                   Expenses2/                                84,000             244,000
          o        Salaries - Officers3/                    420,000             420,000
          o        Other Salaries4/                         510,000             510,000
          o        Leasehold Payments                        72,000              72,000
          o        Working Capital5/                         31,558           7,421,558

                              Total                      $1,541,558          $9,541,558

----------------------------------
1/ This allocation will include the cost of conventions, seminars trade shows, direct mail postage and advertising.
2/ This allocation is intended to meet the general office, clerical and administrative expenses of the Company's operations, including administrative salaries and Director's and Officer's insurance.
3/ This allocation is intended to provide for payment of the president, CEO, and CFO salaries.
4/ This allocation is intended to provide for salaries for technical and sales personnel.
5/ This allocation is intended to supply general working capital for the Company to use in connection with its commercial operations and to meet unexpected contingencies. We may also draw upon this fund in the event the Company decides to exercise its option to purchase Nexland France.

         The amounts set forth above are only estimates. We are unable to predict precisely what amounts, if any, will be received from the exercise of the Warrants and, consequently, cannot accurately predict what amounts will be used for each purpose. The actual expenditures may vary from the estimates set forth in the table above, depending upon a number of factors beyond our control. It is anticipated that a sufficient reserve has been allocated to "Working Capital" to provide adequate additional funds, without affecting the allocations set forth in other categories. To the extent amounts received are inadequate in any particular area of expenditure, supplemental amounts may be drawn from operating revenues, if any, or from the allocation for "Working Capital." Conversely, in the event that actual expenditures in any particular category are less than the amounts allocated, any amounts not expended will be added to the reserve for "Working Capital." At present, we do not have adequate cash on hand or other resources in order to fully implement our business plan. At least $2,000,000 in proceeds from the exercise of Warrants is required by us for our first year of operation.

         Depending upon the success of our operations, prevailing market conditions affecting the future prospects of our business, and the availability of new or expanded business opportunities, we may seek funding for future expansion. Pending the utilization of the net proceeds of this offering, the available funds will be invested temporarily in government securities, bank certificates of deposit, and other bank money market instruments.

5.  DILUTION

         As of March 21, 2000, the Company had 34,308,916 shares of Common Stock outstanding with no net tangible book value per share. We had a net deficit of $365,454.63 as of our most recent financial statements dated December 31, 1999 at $1.00 per share. This net deficit was reduced by $160,000 in March, 2000, by the exercise of common stock options at $1.00 per share in cash.

         Assuming the exercise of all Class A Warrants (1,541,588 at $1.00 per share) and assuming no other changes to the Company's financial position, the net tangible book value of the Company would be $1,377,368 or approximately $0.04 per share. This represents an immediate dilution of $0.96 per share to new investors and an immediate increase in the net tangible book value of shares held by present shareholders of $0.04 per share.

         Assuming the exercise of all Class B Warrants (1,600,000 at $5.00 per share) and assuming no other changes to the Company's financial position, the net tangible book value of the Company would be $7,835,780 or approximately $0.22 per share. This represents an immediate dilution of $4.78 per share to new investors and an immediate increase in the net tangible book value of shares held by present shareholders of $0.22 per share.

         "Net tangible book value" is the amount that results from subtracting the total liabilities, deferred costs, and intangible assets of the Company from its total assets. "Dilution" is the difference between the public offering price and the net tangible book value of the shares immediately after the offering. Additionally, dilution is calculated based on book value of the Company's assets, which may not necessarily reflect the actual market value of such assets.

The following table illustrates the per share dilution

                                                                                                          Assuming
                                Assuming Exercise                 Assuming Exercise                     Exercise of
                           of all Class A Warrants [3]      of all Class B Warrants [3]         all Class A and B Warrants[3]
                           ---------------------------      ---------------------------         -----------------------------
Exercise price
per Warrant [1]    .    .         $1.00                                $5.00                            $3.04

Net tangible book value
  per share before
  offering [2] .    .    .         0.00                                 0.00                             0.00

Increase per share
  attributable to
  existing investors.    .         0.04                                 0.22                             0.25

Net tangible book
  value per share
  after offering    .    .         0.04                                 0.22                             0.25

Dilution of net
  tangible book
  value per share to
  new investors     .    .        $0.96                                $4.78                            $2.79

[1]  Exercise price before deduction of offering expenses.
[2] Determined by dividing the number of shares of Common Stock outstanding into the net tangible book value of the Company.
[3]  All calculations are on a per share basis.

6.   CAPITALIZATION

         The following table shows our capitalization as of March 21, 2000, as adjusted to reflect the exercise of no Warrants, all Class A Warrants and all Class B Warrants. This table should be reviewed in conjunction with our financial statements and the notes included elsewhere in this Prospectus. See "Financial Statements."

                                                               As Adjusted for            As Adjusted for          As Adjusted fo
                                                               Exercise of all            Exercise of all          Exercise of all
                                                               Class A Warrants           Class B Warrants         Class A and B
                                        Actual                 Pro Forma                  Pro Forma Warrants       Pro Forma
                                        ------                 ---------                  ------------------       ---------
Stockholder's Equity:
50,000,000 Common Stock
Authorized
$0.0001 par value;
34,308,916 shares outstanding         $    3,430.89                     --                               --                 --
at Mar. 21, 2000;
35,850,474 shares outstanding
(A Warrants);                        $           --                3585.05                               --                 --
35,908,916 Shares Outstanding
(B Warrants)                                     --                     --                          3590.89                 --
37,450,474 shares outstanding
(A & B Warrants);                                                                                                      3745.05

Preferred Stock $0.0001 par value,    $          --                     --                               --                 --
authorized 10,000,000 shares;
-0- issued and outstanding
at Mar. 21, 2000
Additional Paid-In Capital[1]         $1,518,049.20           3,059,483.04                     9,517,889.20      11,059,323.04
Accumulated Deficits [2]              $ (365,454.63)           (365,454.63)                     (365,454.63)       (365,454.63)

TOTAL STOCKHOLDERS'
EQUITY                                $1,156,025.46           2,697,613.46                     9,156,025.46      10,697,613.46


[1] Additional paid-in capital includes $1,026,016 as of December 31, 1999 and $154,984 from the exercise of options and $332,049.20 per stock issued for services and financing purposes in March 2000.
[2] Accumulated deficit was $33,400, at December 31, 1999, and has been increased by $332,054.63 for the value of stock issued for services and financing purposed in March 2000.

7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

7.1.  OVERVIEW

         The following is a discussion of certain factors affecting our results for the past three fiscal years ending December 31, 1999 and our liquidity and capital resources. We are a provider of easy-to-use, reliable and affordable shared Internet access solutions for the home and small office market. Our ISB family of products allows multiple users in an office or home environment (or comparable arrangement) to share the same Internet connection simultaneously while optimizing each user's access speed, and providing a secure firewall. Our ISB product family is a flexible and scalable platform that provides firmware-based routing and functionality to deliver Internet-enabled applications and services. Our products support existing analog phone lines, as well as ISDN and emerging access technologies such as xDSL and cable modems. Our products enable multiple users to securely access the Internet simultaneously with complete firewall security.

         We earn revenue primarily from product sales to ISPs, value added resellers and telephone companies, which in turn resell or provide a premium service to their customers seeking shared internet access and security. Our product sales prices range from $199 to $349, depending upon the type of product each customer selects. Customers generally pay us directly on a 30 day delayed basis for these products.

         From time to time we have also generated revenue from the sale of traditional networking products.

         Our costs and expenses primarily fall into the following categories:

         o        Cost of Contract Manufacturing;
         o        Sales and marketing;
         o        General and administrative;
         o        Amortization and depreciation.
         o        Research and Development

         We expect these expenses to increase over time to support our growing customer base. Our operating expenses also include employee salaries and benefits, equipment costs, office rent and utilities and customer service and technical support costs. We expect customer service and support expenses to increase over time to support new and existing subscribers.

         Our sales and marketing expenses to date have been minimal due to the start of our operations. We expect those expenses to increase as we implement our business plan in the coming year. We anticipate those expenses to include advertising and commissions and bonuses paid to our sales and marketing personnel. We also anticipate hiring additional sales and marketing personnel to assist us in our rapid growth plans.

         We plan to look at certain employment agreements currently in place to determine the need, if any for modification. We also plan to implement our employee stock compensation/option plan that will attract new employees, retain current employees, and will not be disproportionate to our income from operations.

         Our general and administrative expenses consist primarily of administrative staff and related benefits. We expect our general and administrative costs to increase to support our growth.

         Our amortization and depreciation expense primarily relates to our equipment and is based on the estimated useful lives of the assets ranging from three to five years using the straight-line method for the equipment. Depreciation expense is expected to increase as we place in service equipment already purchased and as we acquire additional equipment to support our intended growth.

7.2.  REVERSE SPLIT

         Unless otherwise stated, all share and per share information contained in this prospectus gives retroactive effect to a 1-for-250 reverse split of all outstanding shares of our common stock.

7.3.  RESULTS OF OPERATIONS

         The discussion of our historical results set forth below addresses our historical results of operations and annual conditions as shown on our Financial Statements for the fiscal year ended December 31, 1999, as compared to the fiscal year ended December 31, 1998. However, this information is not necessarily indicative of our operating results since we had no significant operations until November 17, 1999, when we acquired Nexland Inc. (Florida) in a reverse acquisition merger, and began our Internet related operations. Furthermore, for comparison purposes, the information for the predecessor companies, Nexland LP and Nexland, Inc. (Florida) for 1998 and part of 1999 are included in the comparable numbers.

         For Years Ending December 31, 1999 and 1998:

                  (1) Revenues. For the years ended December 31, 1999, we had $263,338 in revenue consisting primarily of product sales. During 1998, the Company and its predecessors recognized no revenues and were still developing their products and market. The increase in customer revenues is primarily due to long sales cycle and the Company will be adding additional sales positions to continue the expansion of sales.

                  (2) Expenses and Net Loss From Operations. Cost of product sales for the year ended December 31, 1999 was $129,311. Actual product sales did not begin until January 1999, so there are no comparable costs of product for 1998.

                  Advertising expenses for the year ending December 31, 1999 were $10,364 which compares to 3,354 for the same period in 1998. The increase represents the additional advertising used to promote sales in 1999.

                  Salary expense increased to $42,302 from $17,091 as compared to the year ended December 31, 1999 to the year ended December 31, 1998. The increase was due to increased activities of the Company.

                  General and administrative expenses consist primarily of office and equipment rent, costs associated with operating our offices, such as telephones, utilities and supplies, insurance and professional fees, such as legal, accounting and consulting. These expenses increased to $201,661 for the year ended December 31, 1999 as compared to $75,729 for the year ended December 31, 1998, primarily as a result of our start-up activities and beginning minimal operations.

                  Depreciation and amortization for the year ended December 31, 1999 increased to $10,008 from $1,528 for the year ended December 31, 1998. The increase was due to our placing in service equipment during the year ended 1999 and the amortization of intangible assets trademarks acquired as part of the reverse accounts on November 17, 1999.

                  (3) Interest expense. For the months ended December 31, 1999 increased to $9,327 from $2,200 for the year ended December 31, 1998 due to the accrual of interest on the note payable to stockholder.

                  (4) Income From Operations. These activities resulted in a net loss for the year ended December 31, 1999 of $33,400 for Nexland, Inc. and $106,235 for the predecessor Nexland LP.

7.4.  LIQUIDITY AND CAPITAL RESOURCES.

         (A) Sources of Cash

         Since our inception, we have relied principally upon the proceeds of private equity financings/loans to fund our working capital requirements and capital expenditures. We have generated only minimal revenues from operations to date.

         Although we cannot accurately predict the precise timing of our future capital, we estimate that we will need to expend approximately $2,000,000 on new product, increasing the Company's sales force and additional research and development. In addition, our present operating costs are approximately $35,000 per month and we expect to have operating costs of approximately $100,000 per month by the third quarter of 2000.

         Upon organization, Windstar sold 1,992,000 shares of our Common Stock to nineteen persons and two corporations for $44,450 in cash and property. The cash has been used for organizational matters and initial start-up.

         If we are unable to obtain necessary additional capital, we may be required to change our proposed business plan and decrease our planned operations, which would have a material adverse effect upon our business, financial condition, or results of operations.

         As part of the employment agreement dated November 11, 1997, the Company sold Fred R. Schmid, pursuant to a Stock Purchase Agreement, 540,000 shares of Common Stock at a purchase price of $10,000, which has been paid to the Company. The agreement also provides an option for the purchase of 160,000 shares at an exercise price of $2.50 per share and 160,000 shares at $5.00 per share for a period of ten years. On July 29, 1998, the $2.50 option price was reduced to conform to the offer made to the Class A warrant holders to $1.00 per share to reduce the exercise price for a specific time period.

         The Company must obtain additional capital in order to fully develop its business plan. The Company intends to raise additional capital through the exercise of the Class A and Class B Warrants for shares of Common Stock, loans, and/or to enter into arrangements for such purposes with third parties. There is no assurance that the Company will be able to raise such additional capital or that, if available, the terms of such financing will be commercially acceptable to the Company. The Company has no significant operating history.

         The foregoing reflects the 1 for 250 share reverse stock split that took place on April 15, 1998.

         (B) Capital Expenditures. Our net capital additions were $225 in 1999, for computer equipment. During 2000, the Company anticipates spending $20,000 for a phone system and computers.

8.   OUR BUSINESS

8.1. GENERAL

         We design and develop easy-to-use, reliable and affordable shared Internet access solutions for the office and home markets and similar arrangements. Our product family allows multiple users on a local area network
(LAN) in an office to share the same Internet connection simultaneously while optimizing each user's access speed and providing firewall security. Our ISB product family is a flexible and scalable platform that provides firmware-based routing functionality to deliver Internet-enabled applications and services. Our products support existing analog phone lines, as well as ISDN and emerging access technologies such as xDSL, cable modems and wireless connections. Our products enable multiple users to safely and securely access the Internet simultaneously through either regular phone lines, analog modems, or highspeed digital connections. Our products also support VPNs, the passthrough of VPN protocols(IPSec, L2TP and PPTP). We primarily market and sell our products through North American and South American based ISPs, value-added resellers, and Telcos, with some minor sales to direct end-users. As of year-end 1999, we had relationships with over 100 customers.

8.2.  EXPLANATION AND BACKGROUND OF THE INTERNET

         The Internet is a global collection of interconnected computer networks that allows commercial organizations, educational institutions, government agencies, and individuals to communicate electronically, access and share information, and conduct business. As businesses have begun to use e-mail, file transfer and area networks, commercial usage has become a major component of Internet traffic.

         In the mid-1990s, Internet service providers began to offer access, e-mail, customized content and other specialized services, and products aimed at allowing both commercial and residential customers to obtain information from, transmit information to, and use resources available on the Internet.

         The emergence of the Web, the graphical, multimedia environment of the Internet, has resulted in the development of the Internet as a new mass communication medium. The Internet has experienced rapid growth in recent years as evidenced by the volume of Internet traffic and the numbers of Internet users, Web sites and Internet-based applications and a proliferation of Internet-based services, including:

         o        chat rooms
         o        online magazines
         o        news feeds
         o        interactive games
         o        educational and entertainment information
         o        development of online communities
         o        Virtual Private Networking

         This rapid growth is expected to continue as businesses increasingly use the Internet to access and share information and to interact with a large number of geographically dispersed consumers and business partners. Furthermore, an Internet-based economy is emerging as businesses continue to use the Internet to sell products and services, implement electronic commerce initiatives and utilize new generations of Internet-enabled business applications.

         Participation in this emerging Internet-based economy and realization of the benefits and efficiencies facilitated by new Internet-enabled business applications are becoming increasingly important for the office market as well as the internet service providers and telephone companies which provide internet service to them. The office market includes small businesses, home offices and remote offices. The Internet allows businesses to communicate more effectively with their suppliers and customers and to access and share critical business information both internally and with their business partners. Overall, the Internet and the business applications enabled by the Internet present tremendous opportunities for offices to improve business communications, collaborate with partners and suppliers, perform important business processes online and realize cost and operational efficiencies that will position them to compete more effectively with organizations that have greater resources and market presence.

         (A) Internet Access Technologies Facilitate New Applications. Analog dial-up modems currently represent the most widely utilized method of accessing the Internet. While many markets worldwide will continue to depend on analog Internet access technologies, new high-speed and high-bandwidth Internet access technologies such as xDSL and cable modems have emerged in recent years. According to TeleChoice, xDSL connections, which utilize the same copper wire infrastructure that provides telephone service to most residential and business locations, are projected to grow from approximately 250,000 in 1999 to more than
2.3 million in 2002. Likewise, cable modem service providers and equipment manufacturers have experienced significant growth in the number of subscribers and deployments over the past several years. There are approximately 350,000 cable modem subscribers in North America and industry analysts such as Forrester Research predict there will be more than 2 million cable modem subscribers during the year 2000. Furthermore, it is predicted by Forrester Research that 25% or 16 million of all online households in the U.S. will have high-speed connectivity to the Internet by 2002 and 3 million xDSL subscribers by 2001.

         (B) The Broadband Market - High Speed Access. At present ISDN is rapidly becoming available to the United States as a method used to transmit more data over existing regular phone lines. ISDN is, in most markets, priced comparably to standard analog phone circuits. It can provide speeds of roughly 128,000 bits per second, although, in practice, most users will be limited to 56,000 or 64,000 bits per second. However, new emerging access technologies offer greater bandwidth and provide much higher access speeds; they enable a variety of new data intensive, multimedia and graphical applications, as well as new integrated voice and high-speed data connectivity services. These broadband markets include:

         o Digital Subscriber Line or xDSL, is a method for moving data over existing copper phone lines, but at a much faster rate than a regular phone connection.
         o Interactive Cable allows for communication across cable infrastructure, cable modems, or cable modem termination centers; also known as headends;
         o Wireless Transmissions are movements of packets of information over airwaves
         o Fiber to the Curb exists when fiber optic cable supports an alternative broadband access.
         o Future technology will include high speed access based on light and photonics that offer nearly unlimited bandwidth capacity.

         As these access technologies become more affordable and widely available, they will present increasingly attractive alternatives for satisfying the Internet access requirements of offices. Because of our ethernet to ethernet interface, all of the aforementioned broadband options can be securely routed and shared through our family of products.

         In addition, the office environment will experience an even greater need to access the Internet via these emerging technologies as new generations of business applications emerge that larger competitors can already access through relatively expensive dedicated high-speed leased lines. Furthermore, the higher cost of xDSL and cable modem access technologies relative to analog technologies will increase the need of offices for shared Internet access solutions that enable total implementation costs to be allocated across a greater number of users.

         (C) Today's Small Business Office Internet Access Environment. Access Media International estimates that in 1998 there were approximately 85 million small businesses worldwide with fewer than 100 employees that could afford and benefit from information technology solutions, including approximately 7.2 million small businesses in the United States alone. International Data Corporation estimates that the percentage of the number of small businesses with access to the Internet increased from approximately 26% in 1997 to approximately 50% in 1998 and is projected to increase to approximately 65% by 2001. Worldwide, there is an increasing demand for Broadband access services. The Internet is becoming increasingly popular to consumers for conducting business and personal pursuits. Consequently, those same consumers are seeking high-speed, low-cost solutions, enabling them to benefit from the advances in data transfer speed. International Data Corporation predicted that by the end of 1999, one in three US households would be online. And businesses have even greater requirements for high-speed access in order to implement electronic commerce and/or web based business initiatives.

         Despite the large size of the small office market and increasing demand for viable Internet access solutions, most networking and personal computing vendors have tailored their product offerings and Internet access solutions for either the large corporate market or the consumer market.

         As a result, there are limited shared Internet access solutions designed to accommodate the specific needs of the small office market. Small office Internet access requirements include the following:

         o Shared Access. Many small offices have addressed the Internet access problem by installing a single dedicated computer that is connected to the Internet via a modem, an analog phone line, and a single Internet service account shared by all users in the office. This approach is inefficient in that it requires users to wait in line until the Internet terminal becomes available. In addition, productivity is often reduced since many users fail to utilize the Internet because it is not conveniently accessible from their individual workplaces. As an alternative, some small offices have added additional modems, analog phone lines and Internet service accounts for each employee requiring Internet access. However, maintaining separate Internet connections for each user is costly and difficult to manage. Moreover, neither of these solutions enable shared Internet access among multiple users, which is critical to achieving cost efficiencies and benefitting from the information sharing, communications and operational advantages offered by the Internet and Internet-enabled business applications.
         o Ease of Installation and Use. Most small offices lack in-house information technology personnel as well as sufficient resources to hire outside system integration consultants to implement and maintain complex Internet access solutions.

                  Therefore, small offices require Internet access solutions that are easy to install, use, maintain and upgrade.
         o Affordability. Small offices are often subject to tight budgetary constraints. Therefore, the server-based and router-based local area networking solutions that have been widely adopted by larger organizations to accommodate shared access often are prohibitively expensive for small offices.
         o Scalability and Compatibility. Small offices need Internet access solutions that accommodate their current requirements and can be scaled to accommodate additional users as their businesses grow. In addition, small offices seek solutions that meet these needs without having to replace existing systems, invest significant capital in upgrades or employ in-house information technology personnel. Further, most small offices have already made significant investments in computer hardware, modems, and software, and in many cases utilize widely available analog access technologies. As a result, small offices require Internet access solutions that are compatible with existing hardware and software and flexible enough to support analog access technologies, as well as ISDN and emerging high-speed access technologies such as xDSL and cable modems.
         o Platform for New Applications and Services. Small offices also seek Internet access solutions that serve as a platform for the deployment of new applications and services enabled by the Internet and the emergence of high-speed access technologies.

         (D) The Small Office Market Opportunity for Shared Internet Access Solutions.

         Access Media International estimates that the number of small businesses in the United States using shared Internet access will grow from 400,000 in 1998 to 1.3 million by the year 2000, representing a three year annual compound growth rate of 80%. However, affordable shared Internet access products currently offered by networking equipment and software vendors typically lack the flexibility and features required by most small offices. As a result, a significant portion of the small office market has been unable to realize the business benefits of the Internet and fully participate in the emerging Internet-based economy. As the Internet grows, electronic commerce initiatives are adopted, and new applications facilitated by emerging high-speed access technologies are introduced, the inability of small offices to effectively access the Internet will become an increasingly significant competitive disadvantage. In order to more fully participate in the evolving uses of the Internet, the small office market requires easy-to-use, affordable and scalable products that enable shared Internet access by multiple users and support a full range of existing and emerging Internet-enabled applications and services.

8.3.  THE BENEFITS OUR PRODUCTS ARE DESIGNED TO PROVIDE

         Our products provide an easy-to-use, reliable and affordable shared Internet access solution. Our solution allows multiple users in an office, workplace or home to share the same Internet connection simultaneously while optimizing each user's access speed. Further, our products are designed to overcome the limitations of existing Internet access solutions by offering a flexible and scalable platform for firmware-based routing functionality and firewall security to deliver Internet-enabled applications and services.

         Our products inter-operate with Analog modems (28.8K, 33.6K, 56K), and emerging high-speed technologies such as digital modems including ISDN, xDSL and Cable or Wireless connections, and are plug and play (meaning the user simply connects the modem to an ISB box, the ISB box to the network hub, and everyone has secure shared access). In addition, our products extend the benefits of analog technology by enabling multiple users to access the Internet simultaneously through regular phone lines and analog modems at up to 30 times the access speed of a single analog connection. Our products offer the following key benefits:

         o Efficient Shared Internet Access. The ISB product family enables the entire office to share information, use e-mail, and access the Internet independent of the access technology utilized. Multiple users in an office can share a single Internet connection and ISP account. In addition, users are able to connect simultaneously to a remote office LAN and the Internet.
         o Ease of Installation and Use. We deliver a plug-and-play shared Internet access solution. To facilitate easy installation, the ISB package contains step-by-step installation instructions and easy-to-follow diagrams and illustrations for a variety of network environments. Users can determine whether their computers are appropriately configured to connect to the product. Our integrated firmware provides a single screen configuration to connect the entire office to the Internet. Our products work within most existing environments and operating systems, such as Windows, Macintosh, or UNIX, and are compatible with most network architectures and all major Internet access technologies.
         o high-speed Access. Our product family supports all major Internet access technologies used by offices, including analog, ISDN, xDSL, and cable modems. Our routing software allows multiple users to connect simultaneously to the Internet and allocates bandwidth among active users to optimize each user's access speed. In addition, our products aggregate the bandwidth of multiple analog or ISDN lines to create access speeds that are up to 30 times the access speed of a single analog or ISDN connection.
         o Low Cost of Ownership. The ISB product family is designed to minimize installation, maintenance, and Internet access expenditures by enabling users in offices to share a single Internet connection and ISP account. In addition, the ease of installation and use of the ISB product family enables small offices to avoid hiring in-house information technology personnel that would be otherwise required to implement and maintain an effective Internet access solution.
         o Scalability and Compatibility. The ISB product family is designed to accommodate additional users easily and to be compatible with most widely-used computers, software, modems, and terminal adapters. This broad compatibility enables most offices to leverage prior technology investments by utilizing our products with hardware and software that has already been installed.

         o Platform for New Applications and Services. We have designed the ISB product family to facilitate effective delivery of value-added Internet-enabled applications and services such as fax and voice over Internet, virtual private networking, remote dial-in, and advanced security features. Our product line architecture allows software-based applications to be easily downloaded and implemented. It also provides us a platform to deliver new Internet-enabled applications and services to our customers.
         o Firewall Protection. Our ISB products provide firewall security among shared users.
         o Virtual Private Network or VPN. This name usually refers to a network in which some of the parts are connected using the public Internet, but the data is transmitted in encrypted form, thus making the network "virtually private." This function is supported by our ISB2LAN product.

         8.4. A DESCRIPTION OF OUR PRODUCTS

         Our primary product line is the ISB series. The ISB products include the ISB100e, the ISB200e and the ISB300e as well as the ISB2LAN Cable/xDSL Internet Sharing Box. The ISB products are cost-effective network adapters that allow everyone on an Ethernet Local Area Network or LAN, to share Internet access at the same time using only one modem, one phone line or cable connection, and one Internet Access Account. In addition, the ISB series of products act as a "natural firewall," providing network security. The ISB products are platform independent and are compatible with personal computers or PC, Macintosh, UNIX, NT, Linux computers or any computer that uses a TCP/IP browser interface. Retail priced from $199 to $349, the ISB line of products provides a simple and cost-effective hardware solution for connecting multiple PCs to the Internet.

         From the simple single port ISB100e, to the more advanced three port ISB300e and powerful cable/xDSL supporting ISB2LAN, we have an ISB for every application: from the home with three or four PCs to the office with up to 250 PCs. The Internet connection utilized by the company determines the choice of the product.

         The ISB products fill a unique niche in the networking marketplace. While they can act as routers, the ISB products are less expensive and provide many additional features, including firewall and VPN security, specifically IPSec pass-through that are not available in a stand alone router.

         While the ISB products can provide the same functionality as a proxy server, our Internet Sharing Box products are much easier to install and configure and do not require any client software, as a proxy server does. The ISB2LAN, is a plug and play product that can be installed on a network in a matter of a few minutes.

         All of the ISB products allow simultaneous and independent Internet access for all users on a network, as well as natural firewall protection to prevent any unwanted access to the local network.

         o ISB100e -- One serial port connection for use with any external analog or ISDN modem up to a maximum transfer rate of 230k. Expanded features include modem sharing, fax sharing, and remote access capability and VPN pass-through functionality.
         o ISB200e -- Same product as the ISB100e except with two serial port connections to allow for up to two external modems. Maximum transfer rate is 460k when both ports are in use. The ISB200e will dynamically increase available bandwidth as needed, or ports can be split for Internet access and other modem functions at the same time.
         o ISB300e -- Same product as the ISB200e except with three serial port connections to allow for up to three external modems. Maximum transfer rate is 690k when all three ports are in use. The ISB300e will dynamically increase available bandwidth as needed, or ports can be split for Internet access and other modem functions at the same time.
         o ISB2LAN -- Designed specifically for shared Internet access, the ISB2LAN features "plug and play" installation and configuration. The ISB2LAN connects to a cable or xDSL modem through an Ethernet connection to accommodate high-speed data transmission. The maximum transfer rate of the ISB2LAN is 2.5mb. The ISB2LAN supports PPPoE, remote configuration, and provides VPN functionality.

8.5.  BACKGROUND OF THE COMPANY

         We were incorporated as an Arizona company on March 22, 1995. We were formed to engage in the business of identification, acquisition, exploration and, if warranted, development of mineral properties and the production of minerals there from. However, as WindStar Resources, we never owned an operating mine and, prior to the Nexland Fla. acquisition, had no other revenue-producing mining activities. Since our merger with Nexland Fla., we have become a designer, developer and supplier of Internet sharing devices, Internet firewall devices and networking products and have shed all connection with the mining business.

         Upon our organization in 1995, we sold an aggregate of 498,000,000 of our Common Stock to nineteen (19) persons and two (2) corporations for an average price of $0.0223 per share or an aggregate of $44,450 in cash and mining claims (later reduced to 1,992,000 based upon a subsequent reverse stock split in April 1998, of 1 for 250). Additional mining claims were transferred to the Company on June 30, 1995 in exchange for 1,240,000 post-split common shares and were valued at the transferor's cost of $13,000.

         On August 16, 1996, we registered 1,600,000 post-split Units which had previously been issued in exchange for certain additional mining claims. Each Unit consisted of one share of common stock, one "Class A Warrant" and one "Class B Warrant." On June 19, 1998, we registered through a post-effective registration statement, the 3,200,000 shares of Common Stock underlying our Class "A" and Class "B" Warrants. Each A Warrant and each B Warrant entitled the holder to purchase one share of Common Stock at $2.50 per share; and at $5.00 per share, respectively; on or before August 15, 2001. The warrants are redeemable at any time upon the Company giving thirty days written notice to the holder thereof at redemption price of $0.0025 per warrant.

         On July 29, 1998, we reduced the exercise price for the Class A Warrant holders for a specific time period. Presently, the exercise price is at $1.00 until June 30, 2000, at which time it returns to $2.50 per share. To date, $12,839 has been raised from the exercise of 58,442 A Warrants, leaving 1,541,558 "Class A Warrants" remaining authorized and outstanding (not exercised). Funds must continue to be raised through the exercise of the Class A and Class B Warrants. There is no assurance that the Warrants will be exercised, nor that we will realize any additional funding from this transaction.

         On April 15, 1998, the Company's shareholders approved, among other things, a 1 for 250 share reverse stock split; and, a change in the authorized capital from 3,000,000,000 shares of Common Stock, $0.00001 par value per share to 50,000,000 shares of Common Stock, $0.0001 par value, and from 400,000,000 shares of Preferred Stock $0.00001 par value per share to 10,000,000 shares of Preferred stock, $0.0001 par value per share. There are currently 34,308,916 shares of Common Stock outstanding. No Preferred Stock has been issued.

         Nexland Fla., was incorporated in Florida on December 4, 1994, but remained dormant until November 17, 1999, when it was acquired by Windstar in a reverse acquisition. Nexland LP was formed as a Florida limited partnership, on September 25, 1997, and was the operating company until November 15, 1999, when it assigned all its partnership assets, which included the ISB product line, to Nexland Fla. From 1997 through 1999, Nexland LP's operating activities were related primarily to developing, prototyping and testing its first ISB product, staffing administrative, sales and marketing and operations organizations, and establishing relationships with resellers, ISPs and Telcos for the sales of its products. In mid-1999, Nexland LP commenced shipments of its ISB family of products. In addition to the ISB product line, our products include hubs, routers, mini transceivers, communication servers, Ethernet cards and Internet adapters.

         Nexland Fla. became a public company as a result of its being acquired in "reverse acquisition" with Windstar in November 1999. The shareholders of Nexland Fla. retain approximately 81.2% of the merged company. We trade on the OTC bulletin board market under the symbol "XLND." Our corporate offices are located in Aventura, Florida.

8.6. BUSINESS STRATEGY

         Our intent is to become a leading provider of Internet sharing and firewall security devices in the high-speed broadband arena. We will accomplish our mission by completing the following tasks:

         o Continuing to interoperate with other high-speed backbone providers.
         o Satisfy Customers. We believe that the Internet access solutions currently offered by most personal computing and networking vendors continue to be relatively expensive, technically complex and generally unable to satisfy the unique requirements of the office market. Therefore, we believe the opportunity in the office market is significant and we intend to continue to focus our product development efforts, distribution strategies and support services to satisfy the specific requirements of the office market.
         o Internet-enabled business applications and services. We believe that in order to remain competitive, offices will experience an increasing need to access the Internet.
         o Continuing to integrate emerging access technologies into our products. Our products are designed to support all major Internet access technologies used by consumers, including analog, ISDN, xDSL and cable and wireless modems. We believe our strategy of developing products that are access technology independent will enable our installed and future customer base to benefit from the deployment of emerging broadband technologies. Further, we believe emerging broadband technologies will increase the demand in offices for shared Internet access solutions. Therefore, we intend to support the commercialization of new broadband technologies in the design of our product offerings and by pursuing partnering relationships with broadband technology providers while continuing to penetrate the existing market for our analog-based products.
         o Develop Strategic Alliances. In order to be apprized of industry trends, to be compatible with all emerging technologies, and to be recognized as a technologically savvy company, we have aligned ourselves with various industry leaders including Redback Networks, Copper Mountain Networks, and MasTec.

8.7.  SALES AND MARKETING OVERVIEW

         Because of our limited working capital in the past, we have not had the resources to fully implement a marketing and sales force. In order to increase our revenues, we will have to develop a marketing and sales force with technical expertise and marketing capability. We intend the sales staff to be employed both on an independent contractor basis and as in-house employees.

         The market for our products is rapidly evolving. In developing our sales and marketing strategies we are focused on attracting users for our ISB network products. We believe that the principal competitive factors for companies seeking to use our type of products are facility and flexibility of use, reliability, low cost, quality customer service, and demographic focus.

         Our marketing and sales director is developing our customer base through an active sales and marketing campaign, primarily centered on building relationships with ISP's and Telcos. At present, we are concentrating our efforts in North America, but anticipate expanding geographically to Latin America.

         We will strategically locate sales engineers in North America.

         Each Territory will be comprised of a sales manager, and eventually, a sales team. Each territory sales manager will be responsible for specified current and target (ISP and Telco) customers, and will report to the President. Our focus will be the following:

         o Increase Our ISPs and Telco Relationships. Unlike many of our competitors, who are targeting distributors and retailers, our strategy is to target ISPs and Telephone Companies. We believe they can target our ultimate consumer, the office and home users, far more efficiently and less expensively than we can through direct marketing or through the use of value added resellers and distributors.

         o Become the Recommended Product. We believe we can become the "recommended" product among ISPs and telephone companies. Our brand name in the ISP and Telco markets is identified with easy-to-use, inexpensive, affordable, and flexible innovative shared Internet access solutions.

         (A)  Sales Strategy

         We rely primarily on direct sales to generate new customers and to maintain relationships with existing customers. At present, we have six sales representatives. With the funds generated by this offering, we intend to hire regional sales engineers. As our capacity and operations grow we will be hiring a Vice-President of Marketing and Sales to build a quality in-house direct sales force.

         (B)  Marketing Strategy

         We plan to utilize a variety of marketing techniques to generate awareness and inquiries.

         o Magazine/Professional Journal/Newspaper Advertisement. We plan to advertise in major telecommunications and Internet magazines throughout the country using postcard inserts and other mail-in techniques to foster inquiries and to solicit sales.
         o Trade Shows. Trade shows are a critical component for generating awareness because of their popularity among Internet users. Thousands of enthusiasts who surf the Net attend trade shows each year, as well as vendors and product manufacturers. We plan to participate in several annual local shows and events, as well national shows starting in fiscal year 2000. We estimate that the cost of exhibiting at a national trade show ranges from $75,000 to $150,000 and the cost of exhibiting at a local trade show is between $25,000 and 50,000.
         o Website. We have a website (www.Nexland.com) where information about us and our services can be obtained. Users can also e-mail a request for contact by one of our sales representatives at Sales@Nexland.com. Interested parties can also call a toll-free number (888-NEX-5264)and request informational literature to be sent to them

         o Cooperative Advertising. We intend to offer customers a rebate program for advertising our products in their desired medium

         o Website Banner Advertising. We currently advertise on selected websites.

         (C) Expansion Strategy.

              Our expansion strategy primarily consists of the following steps:

         o Introduce New Products and Services. Our objective is to eventually become a leading provider of secured shared Internet access. We realize that in order to do so, we must be innovative in our product design and capabilities and must continually develop new collaborative management services. In addition, we will establish strategic relationships with leading technology developers and distribution alliances with system integrators, system vendors, consulting companies and Internet Service Providers.

         o Expand through Acquisition. We operate in a highly fragmented segment of the Internet. This environment provides opportunities for a company of our size and capabilities to acquire similar smaller firms providing complementary services. Acquisition is a popular mechanism for building a diverse customer base through purchase, a grass-roots approach, which entails a large increase in overhead.

8.8.  COMPETITION

         In General. As with all markets growing at double-digit rates, competition for these potential revenues are numerous and formidable. We compete in several different markets, each having its own growth potential, expectations, customer base, and competitors. Some of these competitors may be affiliated with major international players and, as a result, are well financed and may present a formidable challenge. We compete on the basis of certain factors, including product features, time-to-market, ease of use, product, performance, product quality, user scalability, customer support and price. We cannot be certain that we will be able to compete with significant pricing pressure by our competitors.

         Our current and potential competitors offer a variety of competitive products, including shared Internet access devices such as the products offered by Linksys, RAMP Networks, Netopia and 3Com, and networking equipment such as routers and switches offered by companies such as Ascend, Cisco, 3com, Nortel and Intel.

         Many of our competitors are substantially larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Furthermore, some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to rapidly gain market share by addressing the needs of our prospective customers. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity in the shared Internet access market, we also expect that other companies may enter our market with better products and technologies. If any technology that is competing with ours is more reliable, faster, less expensive or has other advantages over our technology, then the demand for our products and services could decrease, which could seriously harm our business.

         We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies as industry standards and customer requirements evolve that may supplant or provide lower cost alternatives to our products. Successful new product introductions or enhancements by our competitors could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing, and customer support. We cannot be sure that we will have sufficient resources to make such investments or that we will be able to make the technological advances necessary to be competitive. As a result, we may not be able to compete effectively against our competitors. Our failure to maintain and enhance our competitive position within the market may seriously harm our business. Increased competition is likely to result in price reductions, reduced gross margins, longer sales cycles and loss of market share, any of which would seriously harm our business. We cannot be certain that we will be able to compete successfully against current or future competitors or that competitive pressures will not seriously harm our business.

         Our potential competitors in the ISB market are as follows:

         o        Ramp Networks, Inc.
         o        Flowpoint
         o        WebBeedle
         o        Cayman Systems
         o        Sonic Wall
         o        Netopia
         o        Linksys
         o        Nortel
         o        Macsense
         o        UMAX

         We believe that we have several advantages over these competitors, including:

         o we offer one of the only NAT routers with IPSec VPN pass-through support and have a patent pending on this technology
         o we enjoy a time-to-market advantage and are therefore well positioned to capture a large percentage of early adopteers, which are generally among the heaviest users
         o we have established strategic alliances with major technology companies.
         o        we are cost competitive
         o        our products combine features of various competitors
         o        we developed one of the first PPPoE routers.

         Non-Competition. On November 17, 1999, we entered into a Mutual Non-Competition Agreement with Nexland France, which company we have an option to purchase. The terms of the Agreement provide for:

         o        a five year term
         o        Nexland France shall have exclusive sales rights to Europe
         o we shall have exclusive sales and marketing rights to the rest of the world
         o if either party sells into the other's territory, the sales contracts shall be assigned to the other party, and the assignee shall pay the assignor 20% of the gross value of the contract

8.9.  YEAR 2000.

         The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions.

         We established and completed a program during 1999 to ensure that, to the extent reasonably possible, all systems are Year 2000 compliant. To date we have not have had any problems associated with Y2K.

         The Year 2000 Program consisted of:

         o Inventory of systems, equipment, software and hardware including those of significant third-party suppliers and customers.
         o Analysis of the systems to determine compliance or non-compliance.
         o        Remediation and contingency plan development.
         o        Testing of affected systems.
         o The team designed an aggressive schedule to identify systems requiring compliance upgrades and tested the systems.

         Although there continues to be some uncertainty in the Year 2000 issue, based on the results of our Year 2000 Program and the lack of problems thus far, we currently do not believe that the Year 2000 issue will have a material effect on our internal network, computer systems or operations.

         We have not established contingency plans in case of failure of our internal network and computer systems since we currently believe that such systems are Year 2000 compliant.

         We are dependent on a number of third party product and service providers. We have performed a technical review of significant third party suppliers and customers and, if available, have surveyed the public Year 2000 statements issued by them. Additionally, we have sent inquiries to certain third party suppliers and customers requesting information regarding their vulnerability to Year 2000 issues. Based on our review and inquiry we believe that they have minimum vulnerability to Year 2000 issues. Although we are not presently aware of any third party Year 2000 issues that are likely to result in any disruption of our services, the failure of our third party network service providers to properly correct a Year 2000 problem could result in the interruption or failure of certain normal business activities or operations.

         We have not established contingency plans in case of failure of our third party network service providers since we currently believe that they have minimum vulnerability to Year 2000 issues. A significant Year 2000-related disruption of these network services could cause customers to consider seeking alternate providers or cause a significant burden on customer service and technical support.

8.10.  INTELLECTUAL PROPERTY

         We rely and intend to rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have obtained registered trademarks for "Nexland" and "The Internet Sharing Box" with the U.S. Patent and Trademark Office. We have one patent pending relating to technology incorporated in our ISB family of products, consisting of an algorithm that allows the VPN IPSec encrypted protocol to pass through our NAT routers, thus securing the communication from unintended third parties. In addition, we design and implement proprietary coded "firmware" which is designed to make the ISB products function.

         We cannot assure you that others will not independently develop similar or competing technology. We also intend to enter into confidentiality agreements with our employees and consultants, and control access to and distribution of our documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. We cannot assure you that these precautions will prevent misappropriation or infringement of our intellectual property. Monitoring unauthorized use of our products is difficult, and we cannot assure you that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

         Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, leading companies in the data communications and networking markets have extensive patent portfolios with respect to modem and networking technology. From time to time, third parties, including these leading companies, have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to us. We expect that we may increasingly be subject to infringement claims as the numbers of products and competitors in the office market for shared Internet access solutions grow and the functionality of products overlaps.

         In addition, we cannot assure you that third parties will not assert additional claims or initiate litigation against us or our manufacturers, suppliers or customers alleging infringement of their proprietary rights with respect to our existing or future products. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to determine the scope and validity of our proprietary rights. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the proprietary rights on a timely basis, our business, operating results and financial condition could be materially adversely affected.

8.11.  EMPLOYEES

         As of March, 2000, we employed four persons, including one in operations, one in sales and marketing, and two in customer support, engineering, research and development. We also employ a number of commissioned sales representatives. None of our employees is represented by a labor union and we have experienced no work stoppages to date. We believe our employee relations are good. At present, only our president, Gregory S. Levine, is subject to a November 17, 1999, employment agreement with us which provides for:

         o        a five year term
         o base salary of $100,000, until we obtain equity or debt financing of at least $1,000,000, at which time the salary shall be $150,000
         o we may terminate without cause after December 31, 2001, other than in connection with a change of control, in which case the employee shall receive one year severance pay
         o should employee be terminated, without cause, 90 days prior, or one year subsequent, to a change of control, he shall be entitled to twice his annual salary. "Change of control" is defined as any person or group (as defined by the Securities Exchange Act of 1934) obtaining 50% or more of our voting securities, or a restructuring of the Company.

8.12.  PROPERTY LOCATION, DESCRIPTION AND ACCESS

         We currently lease our offices located at Aventura Corporate Center, 20801 Biscayne Blvd.,

Suite 403, Aventura, Florida 33180. In August 1998, we signed a six month sub-lease, which terminated on February 28, 2000, for approximately 1,300 square feet of corporate office space at a base rent of $3,000 per month plus common area maintenance costs. We have not renewed the lease, and will lease on a month-to-month basis until a new location is determined or new lease is executed. Our inventory is located in a bonded warehouse in Miami, Florida, near the Miami International Airport. Although no lease exists on either location at present, we do not believe that we will experience difficulty in locating alternate space should the need arise. Our telephone number is (305) 937-3877.

8.13.  RESEARCH AND DEVELOPMENT

         On September 15, 1999, Nexland Fla. confirmed a technology sharing arrangement which it had with Nexland France since the beginning of Nexland's activities. In addition, on March 14, 2000, we entered into a five year Consulting Agreement with Nexland France, which provides for the following:

         o $175,000 per annum consulting fee to commence when we obtain at least $1,000,000 in financing
         o the consulting services will be performed by Israel Daniel Sultan, Nexland LP's founder, and one of our principal shareholders
         o we may terminate without cause after December 31, 2001, other than in connection with a change of control, in which case the consultant shall receive one year severance pay
         o should consultant be terminated, without cause, 90 days prior, or one year subsequent, to a change of control, consultant shall be entitled to twice its annual fee. "Change of control" is defined as any person or group (as defined by the Securities Exchange Act of 1934) obtaining 50% or more of our voting securities, or a restructuring of the Company.

8.14.  MANUFACTURING

         We have developed a fully outsourced manufacturing capability for the production of our products. This approach enables us to reduce fixed costs and to provide flexibility in meeting market demand. Our manufacturing is primarily conducted in Taiwan. Our primary relationship is with Smerwick Ltd., a Hong Kong corporation, with a branch located in Taiwan, whose principal owners are two of our principal shareholders, Laurent Solomon and Andre Choraqui. Our relationship with Smerwick is based upon a January 1999 Cooperation Agreement that allows us to be flexible, highly responsive to upside demand and limits, and which provides for Smerwick to:

         o        coordinate all of our manufacturing efforts
         o        inspect our products
         o        consolidate and organize our shipments
         o        and handle our exports.

         In exchange, Smerwick receives a fee equal to 3% of invoices issued to us for the manufacture of our products. The Cooperation Agreement may be canceled on 30 days notice.

8.15.  LEGAL MATTERS

           We are subject to a variety of federal and state laws and regulations, especially those governing the communications and securities fields.

8.16.  DIVIDEND POLICY

         We have never paid a cash dividend on our Common Stock and do not expect to pay a cash dividend in the foreseeable future, but intend to devote all funds to the operations of our business.

8.17.  AVAILABILITY OF INFORMATION

         The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file electronically with the SEC and you may access our filings at the SEC's Internet site (http:/www.sec.gov). Our Internet site is www.nexland.com

9.  OUR MANAGEMENT

9.1.  OUR DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the name, age and position of each Officer and Director of the Company:

Name                               Age               Position                          Term
----                               ---               --------                          ----
Gregory S.  Levine                  33               President/ Chairman of            1999-2000
                                                     the Board of Directors

Richard G. Steeves                  60               Secretary and Director            1999-2000

         (A) Term of Office

         The terms of office of the current directors continue until the annual meeting of stockholders, which the Bylaws provide shall be held on the third Friday of November of each year; officers are elected at the annual meeting of the board of directors, which immediately follows the annual meeting of stockholders.

         (B) Director and Key Employee Backgrounds

         Gregory Scott Levine, 33, President and Board Chairman, received his Bachelor of Arts Degree in Speech Communication and English Writing from the University of Florida 1989, and attending Capital Law and Graduate Center in Columbus, Ohio without receiving a degree. After leaving law school in 1991, Mr. Levine entered the computer industry by taking the Purchasing Manager position with All Exim, Miami, Florida, where he was employed until 1995. In 1995 to 1997, Mr. Levine worked as a consultant In 1997, Mr. Levine was hired as the Business Unit Manager for Mass Storage and Components for Computer 2000/AmeriQuest Technologies where he supervised the business unit and was associated with the development of the OEM Memory Broker Desk In 1998, when C2000 sold AmeriQuest, Mr. Levine opened his own consulting firm, the HG America Group, Inc. It served major industry telcos (AT&T, GTE, Bell Atlantic) with internet sharing and firewall products. Mr. Levine operated HG America Group, Inc. until he joined Nexland in December, 1998. None of Mr. Levine's prior employers are affiliated with the Company.

         Richard George Steeves, 60, is Secretary and a member of the Board of Directors. Mr. Steeves has been a member of our Board of Directors since November 1996 and from 1997 to 1999, has been our Treasurer and Chief Financial Officer. Since August 1994, Mr. Steeves has been the President and a member of the Board of Directors of JOHSTE, Inc., an Illinois corporation. JOHSTE, Inc. consults with companies on business management. Since April 1993, Mr. Steeves has been the President and a member of the Board of Directors of Sandaz Corporation, a Nevada corporation. Sandaz Corporation is a natural resources company. Since April 1993, Mr. Steeves has been the President and a member of the Board of Directors of RGS Services, Inc., an Illinois corporation. RGS Services, Inc. consults with companies on business management, transportation and taxes. Mr. Steeves received a B.A. from Hampton Institute, Hampton, Virginia. None of Mr. Steeves' prior employers are affiliated with the Company.

         (C)  Board Compensation

         We do not currently compensate our directors, but they are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors or its committees. Our directors are generally eligible to participate in our 1999 stock option plan.

9.2.  INDEMNIFICATION.

         Our Articles of Incorporation provide that the Company's directors and officers will be indemnified to the fullest extent permitted by the Arizona Corporation Code, however, such indemnification shall not apply to acts of intentional misconduct; a knowing violation of law; or, any transaction where an officer or director personally received a benefit in money, property, or services to which to the director was not legally entitled.

         Our bylaws provide that we indemnify our directors and executive officers and may indemnify our officers, employees, and other agents to the full extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of an indemnified party. Our bylaws also permit us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of his or her status or service as a director, officer, employee or other agent of the company upon an undertaking by him or her to repay such advances if it is ultimately determined that he or she is not entitled to indemnification.

         We believe that our certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. We also intend to acquire directors' and officers' liability insurance.

         At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the company where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

9.3.  EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                     Annual Compensation                              Long-Term Compensation
                                                                               Awards              Payouts
(A)           (B)          (C)           (D)            (E)        (F)             (G)              (H)             (I)
Name &                                                 Other[l]    Restricted      Securities                    All other
Principal                                              Annual      Stock           Underlying        LTIP      Compensation
Position       Year       Salary        Bonus          Compen-     Awards          Options         Payouts
                                                       sation[3]
Greg Levine
President     1999-2000   $100,000[1]    -0-            -0-         -0-              -0-               -0-         -0-

Richard G.    1999-2000   $       [5]    -0-            -0-         -0-              -0-               -0-         -0-
Secretary

Fred Schmid   1999-2000
Former Chief Executive
Officer and President                                 7,500[3]   226,885[2]       320,000[4]           -0-         -0-

[1] Mr. Levine's base compensation increases to $150,000, upon the Company raising at least $1,000,000 in debt or equity financing.
[2] We entered into a three (3) year employment agreement with our former president, Fred R. Schmid, effective November 11, 1997. Since salary was not paid, compensation and interest accrued in the approximate amount of $136,422 which was converted into 136,422 (plus 20,463 penalty shares) shares of our common stock and is being registered in this offering. In April, 1999, the employment agreement was terminated and replaced with a consulting agreement which compensated Mr. Schmid at the rate of 10,000 shares per month. By November, 1999, Mr. Schmid had accumulated 70,000 additional shares of our common stock.
[3] The April 1997 consulting agreement, and Mr. Schmid, in his capacity as CEO and president, were terminated in November, 1999, as a result of our merger with Nexland Fla. and replaced with a new two year consulting agreement with compensation at the rate of 15,000 common shares, quarterly, half of which was earned in 1999.
[4] The November 11, 1997 employment agreement also provided Mr. Schmid an option for the purchase of 160,000 shares at $2.50 per share and 160,000 shares at $5.00 per shares for a period of ten years. On July 29, 1998, the $2.50 option price was reduced to conform with the offer granted to the Warrant holders to exercise the Class A Warrants at a reduced price of $1.00 for a specific time period. In February, 2000, Mr. Schmid exercised 160,000 of these options, the underlying shares are covered by this registration statement. [5]Mr. Steeves is compensated at the rate of $50.00 per hour

9.4 Stock Option Plan

         On November 2,1999 the Company Board of Directors adopted its 1999 Nonqualifying Stock Option Plan, which was registered pursuant to an S-8 Registration Statement on November 4, 1999. Under the Plan, employees or other persons associated with the Company, including, without limitation, any employee, director, officer, attorney or consultant of the Company are eligible for options to purchase shares of the Company's Common Stock. The purpose of the Plan is to assist the Company in hiring, retaining and developing strong management by providing an opportunity for employees to purchase stock in the Company. The number of common shares available for options under the Plan is 1,000,000. No options have been granted under the Plan as of the date of this Memorandum. Subsequent to the completion of the Offering, the Company expects to issue options as an inducement for managerial and qualified personnel to remain with and to join the Company.

         Administration of the Plan is by the Board of Directors or a committee appointed by the Board of Directors which consists of not less than three members (the "Committee"). To date, no such Committee has been appointed, and the Board has elected to administer the Plan itself.

         Optionees have no rights as stockholders with respect to shares subject to option prior to the issuance of shares pursuant to the exercise thereof. Options issued to employees under the Plan shall expire no later than ten years after the date of grant. An option becomes exercisable at such time and for such amounts as determined at the discretion of the Board of Directors or the Committee at the time of the grant of the option. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option is determined by the Board of Directors or a Committee on the date the option is granted, but in no case may an option be exercisable for less than 100% of the market value (as defined in the Plan) of the Common Stock on the date of the grant. The purchase price is payable in full in cash or by delivery of shares of Common Stock of the Company (or a combination of cash and Common Stock) when the option is exercised.

         The Plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefor to give effect to any stock dividend, stock split, stock combination or other reorganization of or by the Company. In the event of liquidation, dissolution, merger, sale or a corporate reorganization, the ability to exercise the options shall be accelerated so that they shall become immediately exercisable just prior to the consummation of such transaction. If options expire or terminate without having been exercised in full, the unpurchased shares shall again be available for issuance under the Plan. Unless sooner terminated by the Board of Directors, no additional options may be granted after November 1, 2009. The Plan has not been qualified with the Internal Revenue Service.

10.   CERTAIN TRANSACTIONS

         (A) Registrant has engaged in no transactions with management or others in which the amount involved exceeds $60,000 other than the following:

             (1) On November 11, 1997, we granted Schmid an option to purchase up to 160,000 shares of Common Stock at a purchase price ranging between $1.00 and $2.50(which was subsequently reduced to between $0.25-2.50) per share. The option period commenced on the second anniversary of the date of this Agreement and ending ten years after the second anniversary date. The Company estimates that substantially all of these options will be exercised during the contractual period. In addition, the Company granted Schmid an option to purchase an additional 160,000 shares of Common Stock at a purchase price of $5.00 per share. The option period commences on the third anniversary date of this Agreement and ends ten years after the third anniversary date. In February 2000, 160,000 options were exercised at $1.00 per share and the underlying shares are covered by this registration statement.

             (2) On November 3, 1999, Nexland Fla., obtained an option, including a right of first refusal, to purchase all of the issued and outstanding shares of Nexland France. The option will expire on June 30, 2000. The purchase price is to be determined by an independent valuation conducted by a French accounting firm and be mutually acceptable to both parties. Nexland France is controlled, by Israel Daniel Sultan, Andre Chouraqui, and Yves Many, all of whom are principal shareholders of our company. In consideration of the option and right of first refusal, these three individuals received a total of 1,584,000 of our common shares.

         (3) On November 17, 1999 we entered in a consulting agreement with Fred Schmid, our former CEO and president. The agreement provides for the following:

         o        15,000 common shares quarterly, payable in arrears
         o two year term subject to automatic renewal unless 30 day notice not to renew
         o consultant is to provide consulting services regarding the raising of capital and other financial matters
         o consultant is subject to the customary confidentiality restrictions

         (4) On January 18, 1999, we executed a Cooperation Agreement with Smerwick Ltd., a Hong Kong corporation located in Taiwan, in a non-arms length negotiation. Smerwick's principal owners are two of our principal shareholders, Laurent Solomon and Andre Chouraqui. Smerwick coordinates all of our manufacturing efforts, inspects our products, consolidates and organizes our shipments, and handles our exports prior to leaving Taiwan. Smerwick acts as our dealer by purchasing our requirements from the manufacturer and reselling the products to us at a 3% markup. The Cooperation Agreement is cancelable on 30 days notice.

         (5) On September 15, 1999, we confirmed a technology sharing agreement with Nexland France, making their research and manufacturing facilities available to us.

         (6) On November 17, 1999, we acquired, in a reverse acquisition transaction, Nexland Fla. whose principal shareholders now own approximately 81.2% of our common shares. As a condition of the transaction, we have agreed to register under cover of this registration statement, approximately 300,635 shares of certain of our creditors, Fred R. Schmid and Erik Nelson. Included in these shares are 39,213 shares issued due a 5% penalty provision resulting from the late filing of this registration statement.

         (7) On March 14, 2000, we entered into a five year Consulting Agreement with Nexland France, which provides for the following:

         o $175,000 per annum consulting fee to commence when we obtain at least $1,000,000 in financing
         o the consulting services will be performed by Israel David Sultan, Nexland LP's founder, and one of our principal shareholders
         o we may terminate without cause after December 31, 2001, other than in connection with a change of control, in which case the consultant shall receive one year severance pay
         o should consultant be terminated, without cause, 90 days prior, or one year subsequent, to a change of control, consultant shall be entitled to twice its annual fee. "Change of control" is defined as any person or group (as defined by the Securities Exchange Act of 1934) obtaining 50% or more of our voting securities, or a restructuring of the Company.

         (8) As of December 31, 1999, we are obligated to one of our principal shareholders, Israel Daniel Sultan, on unsecured cash loans in the amount of $189,218.45. The loans are evidenced by demand promissory notes, which bear interest equal to the applicable federal rate, and are subject to adjustment on August 1, 2000. The notes are all payable on demand.

11.  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 27, 2000 as to (i) each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors, (iii)each of the executive Officers, and (iv) all directors and executive officers of the company as a group.

         For the purpose of this table, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 28, 2000. Shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

         Percentage of shares beneficially owned is based on 34,308,916 shares of common stock outstanding as of January 2000.

Name and Address                   Number of Shares         Percent of Class [7]
of Beneficial Owner [6]            ----------------         --------------------
-----------------------

BH Investor Group, LLC[1]          12,611,250                       36.8
P.O. Box 3783,
Hallandale, Fla 33008

Andre Chouraqui                     5,044,500                       14.7
Barker Road #2, House #9
The Peak, Hong Kong

Fast-Access Group, LLC [2]          5,044,500                       14.7
P.O. Box 9096
Daytona Beach, Fla. 32120

Broadband Investor Group, LLC[3]    2,602,500                        7.6
P.O. Box. 693267
Miami, Fla. 33169

High-Speed Venture, LLC[4]          2,522,250                        7.4
P.O. Box 693267
Miami, Fla. 33169

Richard G. Steeves[5]                  10,466                     0.0003
1911 E. Meadowlake Drive
Mahomet, Ill. 61586

All directors and executive         2,612,966                        8.0
officers as a group

-------------------------------
[1] this entity is controlled by Israel Daniel Sultan

[2] this entity is controlled by Laurent Solomon
[3] this entity is controlled by Greg Levine, our president
[4] this entity is controlled by Yves Many
[5] Richard Steeves is our Secretary and a director of the Company

         To the knowledge of management, there are no present arrangements or pledges of securities of the Company, which may result in a change in control of the Company.

12.  MARKET PRICE OF SECURITIES

         Our common stock is traded on the NASDAQ over-the-counter bulletin board market under the symbol "XLND." There has been trading in our common stock since December 23, 1999.

         The following table sets forth, for each of the fiscal periods indicated, the high and low bid prices for the common stock, as reported on the OTC Bulletin Board. These per share quotations reflect inter-dealer prices in the over-the-counter market without real mark-up, markdown, or commissions and may not necessarily represent actual transactions.

     QUARTER ENDING                     HIGH/BID                  LOW/BID
     FISCAL YEAR 1999

     December 1999                       $7.125                    $4.00

         On March 27, 2000, the closing trade price of the common stock as reported on the OTC Bulletin Board was $6.062 As of such date, there were approximately 398 holders of record of our common stock.

12.1  VOLATILITY AND FLUCTUATION OF OUR COMMON STOCK

         The price of our common stock and Internet and Telecommunication stock in general, is highly volatile. During the period from December 23, 1999 to March 27, 2000, the bid and ask price of our common stock has ranged from a high of $8.00 to a low of $4.00. This volatility may negatively impact the liquidity and value of your shares. The market price of our common stock could continue to fluctuate substantially due to a variety of factors, including:

         o The number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares.
         o        Our performance and whether or not we meet our projections.
         o        General economic and market conditions.
         o        Quarterly fluctuations in results of operations.
         o        The commencement of or major developments in litigation.
         o Announcement of key developments or new products or services by competitors.
         o        Announcement and market acceptance of acquisitions.
         o        Changes in earnings estimates by analysts.

         o Press coverage of favorable or unfavorable developments in our business.
         o        Loss of key personnel.
         o        Changes in accounting principles or policies.
         o        Sales of common stock by existing stockholders.
         o        Economic and political conditions

         The market price for our common stock may also be affected by our inability to meet analysts' expectations. Any failure to meet these expectations, even slightly, could have an adverse effect on the market price of our common stock.

         In addition, the market prices of securities issued by many companies may change for reasons unrelated to the operating performance of these companies.

         Following periods of volatility in the market price of other companies' securities, class action securities litigation has often been instituted. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business.

13.  DESCRIPTION OF THE SECURITIES

13.1  IN GENERAL

         Our articles of incorporation provide that we may issue up to 50,000,000 shares of its $0.0001 par value Common Stock and 10,000,000 shares of its $0.0001 par value Preferred Stock. Presently 34,308,916 shares of the Company's Common Stock are issued and outstanding. There are no preferred shares outstanding. In the event all of the Class A Warrants are exercised, there will be 35,850,474 shares of Common Stock outstanding and in the event all of the Class B Warrants are exercised, in additional to the Class A Warrants, there will be 37,450,474 shares of Common Stock outstanding. See "Capitalization" and "Risk Factors - Cumulative Voting, Preemptive Rights and Control."

13.2  COMMON STOCK

         The holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the outstanding Common Stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors. As of January 14, 2000, we had approximately 398 shareholders of record. Holders of the common stock have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption or sinking fund provisions and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable.

         Holders of common stock are entitled to receive such dividends as may be declared from time to time by our Board of Directors out of funds legally available. If we were to liquidate, dissolve, or wind up our affairs, holders of Common Stock would share proportionately in our assets that remain after payment of all debts and obligations and after any liquidation payments with respect to the preferred stock. There are no outstanding options, warrants, or rights to purchase shares of the Company's Common Stock, other than as disclosed in this Prospectus.

13.3  PREFERRED STOCK

         Our Articles of Incorporation authorize the issuance of "blank check" preferred stock. The board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with relative rights, preferences, designations, rates, conditions, privileges, limitations, dividend rates, conversion rights (including the right to issue convertible securities with no limitations on conversion), preemptive rights, voting rights, rights and terms of redemption, liquidation preferences and sinking terms. Any such designations and issuances, could:

         o Adversely affect the voting power or other rights of the holders of our common stock.
         o        Substantially dilute the common shareholder's interest.
         o        Depress the price of our common stock.
         o        Be superior to the rights of holders of Common Stock.

         In addition the issuance of "blank check preferred stock could be utilized as an anti-takeover measures, which could have the effect of delaying, deterring, or preventing a change in control without any action by the shareholders.

13.4  DESCRIPTION OF REDEEMABLE WARRANTS

         The Redeemable Class A and Class B Warrants, have been issued under warrant certificates (the "Warrant Certificates") between the Company and Jersey Transfer & Trust Company, Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Certificates does not purport to be complete and is qualified in its entirety by reference to the Warrant Certificates.

         Each Redeemable Class A or Class B Warrant entitles the owner to purchase one share of Common Stock. The Redeemable Class A Warrants are exercisable at any time from the effective date of this offering until August 15, 2001, at an exercise price of $1.00 until June 30, 2000 and $2.50 per share thereafter. The Redeemable Class B Warrants are exercisable at any time from the effective date of this offering until August 15, 2001, at an exercise price of $5.00, collectively referred to as the "Exercise Price." At the time a Redeemable Warrant is exercised, the exercise price therefore shall be paid in full. Prior to expiration, the Redeemable Warrants may be exchanged, transferred, or exercised by the Registered Warrant holder by presenting the Redeemable Warrants to the Warrant Agent. The Redeemable Class A and Class B Warrants are redeemable by the Company upon thirty (30) days written notice at the discretion of the Board of Directors, at a redemption price of $0.0025 per Warrant. The Redeemable Class A and Class B Warrants are redeemable at any time from the effective date of this offering until August 15, 2001. Upon redemption of the Redeemable Warrants, if the holder does not exercise the Redeemable Warrants, the Redeemable Warrant lose all value.

         Fractional shares will not be issued upon exercise of Redeemable Warrants and the Company will not make any cash or other adjustments in respect of a fraction of a share of Common Stock to which any holder might otherwise be entitled upon exercise of Redeemable Warrants. No adjustments as to previously declared or paid cash dividends, if any, will be made upon any exercise of Redeemable Warrants. The Redeemable Warrants do not confer on the holders thereof, any voting or other rights of a stockholder of the Company.

         The Company will have authorized and reserved for sale the stock purchasable upon exercise of the Redeemable Warrant. When delivered, such shares of stock shall be fully paid and non-assessable.

         The Warrant Agent will not receive a fee for soliciting the exercise of the Warrants. The Company may pay a solicitation fee to any NASD registered representative, who, after one year from the effective date of the registration statement, causes the exercise thereof prior to the expiration thereof.

         The Exercise Price and the number of shares issuable upon exercise of the Redeemable Warrants are subject to adjustment by the Board of Directors upon the occurrence of certain events, including the issuance of any Common Stock as a dividend or any stock split or reverse split as a dividend. Adjustments in the number of shares issuable or in the Exercise Price of both shall also be made in the event of any merger or other reorganization.

         The Warrant Certificates will also provide that the Company and the Warrant Agent may, without the consent of the holder of the Redeemable Warrants, make changes in the Warrant Certificates which do not adversely affect, alter or change the rights, privileges or immunities of the Registered Warrant holders of the Redeemable Warrants.

13.5  ANTI-TAKEOVER PROVISIONS OF ARIZONA LAW

         As an Arizona corporation, we are subject to the provisions of
Section 10-2741, 10-2742 and 10-2743 of the Arizona Revised Statutes. In general, the statute prohibits a publicly held Arizona corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, beneficially owns (or within three years prior, did own) 10% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring, or preventing a change in control of our company without further action by the stockholders.

14.  SHARES ELIGIBLE FOR FUTURE SALE.

14.1 IN GENERAL

         In the event that no Warrants are exercised the Company will have outstanding 34,308,916 shares of Common Stock. If all Class A and Class B Warrants are exercised, there will 37,450,474 shares of Common Stock outstanding. The shares to be issued upon the exercise of the Class A and Class B Warrants are expected to be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act"), except for shares purchased by an existing "affiliate" of the Company, which will be subject to the limitations of Rule 144 promulgated under the Act except the one year holding period.

14.2 RESTRICTED SECURITIES

         Shares not covered by this or prior registration statements, are "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act. In general, under Rule 144, 90 days after the date of this prospectus, a person (or persons whose shares are aggregated), including an affiliate, who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Rule 144 require the filing of Form 144 with the Securities and Exchange Commission. If a person who is not an affiliate has held the shares of Common Stock for more than two years, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Rule 144 may have a depressive effect on the market price of the Company's Common Stock.

14.3  TRANSFER AGENT AND WARRANT AGENT

         The Transfer Agent and Warrant Agent for the Company's Common Stock, Class A Redeemable Warrants and Class B Redeemable Warrants is:

                           Jersey Transfer & Trust Co.
                           201 Bloomfield Ave.
                           Verona, NJ 07044

15.  SELLING SECURITY HOLDERS

         On November 17, 1999, as part of our obligation under the Acquisition Agreement, we agreed to register the shares of certain individual as follows:

Name              Position  With    Common Shares Owned       Common Shares Offered     Common Shares Owned
                  Company           Prior to Offering         For Account of Security   Following Offering (%)
                                                              Holder
Fred R. Schmid    President /CEO         942,710                   316,885                     942,710    2.7
                  11/97-11/99

Erik Nelson       Finder[1]              143,750                   143,750                     143,750

[1] These share were paid to Mr. Nelson for his efforts in arranging for the acquisition of Nexland Fla. He has no other material relationship to the Company.

16.  PLAN OF DISTRIBUTION

         Sale of Warrants. The Company is offering the shares of the Company's Common Stock, which may be purchased upon the exercise of the outstanding Warrants, on a "best efforts" basis. No commissions will be paid to any persons in connection with the exercise of the Warrants. Any solicitation of the holders of the Warrants to exercise their Warrants will be made only by the Company and will be accomplished or preceded by the delivery of this Prospectus.

           The Redeemable Class A Warrants are exercisable at any time from the effective date of this offering until August 15, 2001, at an exercise price of $1.00 until June 30, 2000 and $2.50 per share thereafter. The Redeemable Class
B Warrants are exercisable at any time from the effective date of this offering until August 15, 2001, at an exercise price of $5.00. Collectively referred to as the "Exercise Price." At the time a Redeemable Warrant is exercised, the exercise price therefor shall be paid in full. Prior to expiration, the Redeemable Warrants may be exchanged, transferred, or exercised by the Registered Warrant holder by presenting the Redeemable Warrants to the Warrant Agent. The Redeemable Class A and Class B Warrants are redeemable by the Company upon thirty (30) days written notice at the discretion of the Board of Directors, at a redemption price of $0.0025 per Warrant. The Redeemable Class A and Class B Warrants are redeemable at any time from the effective date of this offering until August 15, 2001. Upon redemption of the Redeemable Warrants, if the holder does not exercise the Redeemable Warrants, the Redeemable Warrant will lose all value.

         Persons who wish to exercise their Warrants must deliver an executed Warrant with the form of Election to Purchase, duly executed, accompanied with payment in check or money order payable to Nexland, Inc. for the number of shares subscribed,($1.00 per share for the A Warrants until June 30, 2000 and thereafter $2.50 per share; and $5.00 per share for the B Warrants) to Jersey Transfer & Trust Co., 201 Bloomfield Ave., Verona, N.J. 07044, (973) 239-2712 (the "Warrant Agent"). All payments must be received by the Warrant Agent prior to the termination of the exercise period;

Warrants not exercised prior to the termination of the exercise period will expire. See, "Description of Securities - Warrants."

         Selling Security Holders. The Shares may be offered and sold from time to time by the Selling Security Holders. The Selling Security Holders will act independently of Nexland in making decisions with respect to the timing, manner, and size of each sale. Such sale may be made on the OTC Bulletin Board or otherwise, at prevailing prices and terms or at prices related to the then market price, or in negotiated transactions.

         To the best of our knowledge, the Selling Security Holders have not, as of the date hereof, entered into any arrangement with a broker or dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer.

         In effecting sales, broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Security Holder in amounts to be negotiated.

         In offering their shares, the Selling Security Holders, and any broker-dealers who execute sales for the Selling Security Holders, may be considered "underwriters" within the meaning of the Securities Act. In connection with such sales, any profits realized by the Selling Security Holders and any compensation of such broker-dealer may be considered an underwriting discount or commission.

         We have advised the Selling Security Holders that during the time they are engaged in distribution of the securities covered by this Prospectus, they must comply with Rule 10b-5 and Regulation M under the Exchange Act. In addition they have been advised that they:

         o Cannot engage in any stabilization activity in connection with our securities.
         o Must furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus that are required by each broker.
         o        Must not bid for or purchase any of our securities.
         o Must not attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act Release 34-38067 (December 20, 1996).
         o Must coordinate their sales under this Prospectus with each other and Us for purposes of Regulation M.

         The Shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. This offering for Selling Security Holders will terminate on the earlier of:

         o        The date on which such Selling Security Holders' shares may be resold pursuant to Rule 144 under the Securities Act.
         o        The date on which all Shares offered hereby have been sold by the Selling Security Holder.

         There can be no assurance that the Selling Security Holder will sell any or all of the shares of common stock offered hereby.

         The Selling Security Holder and any broker-dealers participating in the distribution of the Shares may be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts paid or given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

17.  LITIGATION

         The Officers and Directors of the Company certify that to the best of their knowledge, neither the Company nor any of its Officers and Directors are parties to any legal proceeding or litigation. Further, the Officers and Directors know of no threatened or contemplated legal proceedings or litigation. None of the Officers and Directors have been convicted of a felony or none have been convicted of any criminal offense, felony and misdemeanor relating to securities or performance in corporate office. To the best of the knowledge of the Officers and Directors, no investigations of felonies, misfeasance in office or securities investigations are either pending or threatened at the present time.

18.  LEGAL MATTERS

         Legal matters in connection with the Common Stock of the Company to be issued in connection with the offering will be passed upon for the Company by Allan M. Lerner, P.A.

19.  EXPERTS

         The financial statements of the Company appearing in this Prospectus and the Registration Statement have been examined by the accounting firm of P.S., Certified Public Accountants, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201, as indicated in its report contained herein. Such financial statements are included in this Prospectus in reliance upon the said report, given upon such firm's authority as an expert in auditing and accounting.

20.  ADDITIONAL INFORMATION

         We have filed this Form S-1A Registration Statement with the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington D.C. 20549. This Prospectus does not contain all of the information set forth in the registration statement, exhibits, and schedules thereto. For further information with respect to the Company, reference is made to the registration statement, exhibits and schedules, copies of which may be obtained from the Commission's principals officers in Washington, D.C., upon payment of the fees prescribed by the Commission. For example, in this prospectus we've summarized or referred to some contracts, agreements and other documents that have been filed as exhibits to the registration statement. These exhibits along withe the registration statement may be inspected at the SEC's offices, without charge and copies may be obtained from that office, upon payment of applicable fees. The registration statement, including exhibits and schedules, are also available on the SEC's website at www.sec.gov

         We are subject to the information requirements of the Securities Exchange Act of 1934, and accordingly will file reports and other information with the SEC and are obtainable in the same manner as the registration statement.

               NEXLAND, INC. (Formerly, WindStar Resources, Inc.)
      for the public offering for sale of 3,141,558 Shares of Common Stock

         No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction, or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so.

         Until____________, 2000, (90 days after the date of this prospectus), all dealers effecting transactions in registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  NEXLAND INC.

                  20801 Biscayne Blvd., Aventura, Florida 33180
                                 (305) 937-3877
                                  March , 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses in connection with the issuance and distribution of the shares being registered. All the amounts shown are estimates, except the registration fee.

Registration Fee - SEC................$  4,155.42
Printing and Engraving (EDGAR)........         --
Legal Fees and Disbursements..........$ 35,300.00
Accounting Fees.......................$ 24,500.00
Transfer Agent Fees...................$  3,440.00
Blue Sky Fees and Expenses............
Selling Shareholders
Taxes, federal
Taxes and fees, state
     TOTAL............................$


ITEM 14.  Indemnification of Directors and Officers.

         The only statutes, charter provisions, bylaws or other arrangements under which any controlling person, Director or Officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such are set forth below.

                  The Arizona Revised Statutes provides for indemnification where a person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in right of a corporation), by reason of fact he is or was a Director, Officer, employee or agent of a corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to criminal action or proceeding, had no reasonable cause to believe his conduct unlawful. Lack of good faith is not presumed from settlement or nolo contendere plea. Indemnification of expenses (including attorneys' fees) allowed in derivative actions except in the case of misconduct in performance of duty to corporation unless the Court decides indemnification is proper. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). Determination that the person to be indemnified met applicable standards of conduct, if not made by the Court, is made by the Board of Directors by majority vote of quorum consisting of the Directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay unless it shall ultimately be determined that he is entitled to be indemnified by the corporation.

                  The Corporation may purchase indemnity insurance. In so far as indemnification for liability arising from the Securities Act of 1933 may be permitted to Directors, Officers or persons controlling the Company, it has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. Recent Sales of Unregistered Securities.

         The following table set forth information as to recent sales of the Registrant's Common Stock since the for the past three years, all of which shares were not registered under the Securities Act of 1933, as amended:

                                      Amount of
                                       Shares                Consideration                Date of
         Name of Owner              Acquired [1][2]            Cash/Other                  Sale
         -------------              ---------------            ----------                  ----
         Fred R.  Schmid                540,000                $ 10,000.00               11/17/97
                                        136,422                      [3]                 11/17/99
                                         70,000                      [4]                 11/17/99
                                        160,000[9]              160,000.00                2/17/00
                                         20,463                      [5]                  3/21/00
                                         15,000                      [6]                  3/21/00

         Erik Nelson                    125,000                      [7]                 11/17/99
                                         18,750                      [5]                  3/21/00

         Brent Nygaard                   15,000                      [8]                 11/17/99

         Summit Capital Group            22,751                      [8]                 11/17/99

         Baragan Mountain Mining,
         LLC                             22,000                      [10]                 6/18/98

         BH Investor Group, LLC      12,611,250                      [11]                11/17/99

         Andre Chouraqui              5,044,500                      [11]                11/17/99

         Fast-Access Group, LLC       5,044,500                      [11]                11/17/99

         Broadband Investor Group,
         LLC                          2,602,500                      [11]                11/17/99

         High-Speed Venture, LLC      2,522,250                      [11]                11/17/99

         [1] Reflects the 1 for 250 share reverse stock split which occurred on April 15, 1998.
         [2] With respect to these shares of Common Stock issued by the Company, the Company believes that these transactions did not involve any public offering, in as much as all these shares were issued to the Company's officers, directors and others, who purchased the shares for investment purposes only and not with a view to further public distribution.
         Further, no advertising of any nature was made in connection with the sale of said shares, all Company information was made available to said purchasers, and said purchasers were required to execute a subscription agreement restating the aforementioned, among other things. Accordingly, the Company believes that the transactions were exempt from registration pursuant to
         Section 4(2) of the Securities Act of 1933, as amended.
         [3] These shares were issued to Fred R. Schmid as president of Windstar Resources, Inc. in lieu of past due wages and interest, of equal value, pursuant to the terms of the November 17, 1999 acquisition agreement between Windstar Resources, Inc. and Nexland, Inc., on the basis of $1.00 per share.
         [4] These shares were issued to Fred R. Schmid in lieu of consulting fees due him under a April 1999 Consulting Agreement with Windstar, by the terms of the November 17, 1999 acquisition agreement between Windstar Resources, Inc. and Nexland, Inc., on the basis of $1.00 per share.
         [5] These shares result from the 5% penalty clause in the November 17, 1999 Acquisition Agreement between Windstar and Nexland due to the filing of this post-effective amendment after the agreed upon date.
         [6] These shares were issued to Fred R. Schmid as compensation pursuant to the terms of the November 17, 1999 Consulting Agreement with the Company.
         [7] These shares were issued to Erik Nelson pursuant to the terms of the November 17, 1999 acquisition agreement between Windstar
         Resources, Inc. and Nexland, Inc. as payment for a finder's fee in connection with the Nexland acquisition.
         [8] These shares were issued to Brent Nygaard and Summit Capital Group to retire to Company's promissory note obligation plus interest in lieu of payment, on the basis of $1.00 per share.
         [9] These shares were issued to Fred R. Schmid, upon the exercise of options issued to him pursuant to an November 1997 option agreement, at the exercise price of $1.00 per share.
         [10] These shares were issued to Baragan Mountain Mining in lieu of unpaid royalty fees plus accrued interest.
         [11] These 29,500,000 shares were issued to Nexland Fla. shareholders in connection with the November 17, Acquisition Agreement in exchange for all outstanding Nexland Fla. shares. The market value of the Company's common stock on the effective date of the merger was $0.3125 per share or a value of $921,875 plus liabilities of $82,551 or a total of $1,004,426.

ITEM 16.  Exhibits.

(a)  Exhibits

     The following documents are incorporated herein be reference from the Registrant's Form S-1 Registration Statement filed with the Securities and Exchange Commission (the "Commission"), Commission file #333-3074 on April 1, 1996 and declared effective by the Commission August 16, 1996:

Number    Document

 3.1      Articles of Incorporation.

 3.2      Amended Articles of Incorporation.

 3.3      Bylaws of the Company.

 4.1      Specimen certificate for Common Stock.

 4.2      Specimen certificate for Class A Redeemable Warrants.

 4.3      Specimen certificate for Class B Redeemable Warrants.

     The following documents are incorporated herein be reference from the Registrant's Form 10-K Annual Report for the period ended December 31, 1997:

 99.1     Stock Purchase Agreement.

 99.2     Employment Agreement with Fred Schmid.

     The following documents are incorporated herein be reference from the Registrant's Form 10-K Annual Report for the period ended December 31, 1998:

 3.3     Amended Articles of Incorporation dated December 31, 1997.

 3.4     Amended Articles of Incorporation dated April 15, 1998.

The following documents are incorporated herein be reference from the Registrant's Post Effective Amendment 1 to Form S-1 Registration Statement filed with the Securities and Exchange Commission (the "Commission"), Commission file #333-3074 on June 17,1998 and declared effective by the Commission June 19,1998:

3.3      Amended Articles of Incorporation dated December 31, 1997.

3.4      Amended Articles of Incorporation dated April 15, 1998.

     The following documents are incorporated herein be reference from the Registrant's Form 8-K Report filed on December 3, 1999:

2. Acquisition Agreement and Exhibits attached thereto

The following exhibits are being filed herewith:

27       Financial Statements December 31, 1999, 1998 and 1997

10.1     March 14, 2000, Consulting Agreement between Nexland S.A. and the
         Company

10.2 November17, 2000 Mutual Non-Competition Agreement between Nexland S.A. and the Company

10.3 November 17, 1999, Co-operation Agreement between Smerwick Ltd, and the Company

5.       Consent and Opinion of Allan M. Lerner, P.A.

23       Consent of Allan M. Lerner. P.A. (contained in Exhibit 5)

23.1     Consent of Williams & Webster, P.S., CPA

99.3 November 17,1999, Executive Compensation Agreement between Gregory Scott Levine and the Company

     All other schedules and exhibits are omitted, as the required information is not applicable or is not present in amount sufficient to require submission of the schedule or because the information required is included in the financial statements and notes thereto.

ITEM 17.  Undertakings.

     A.  The undersigned registrant hereby undertakes:
          1. To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

          a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

      Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a Director, Officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post-Effective Form S-1 Registration Statement and has duly caused this Post-Effective Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida on the 29 day of March, 2000

                        NEXLAND INC.
                       (formerly, Windstar Resources, Inc., formerly
                        Turtleback Mountain Gold Co., Inc.)

                       BY:/s/_____________________
                       Gregory Scott Levine
                       President and Director

                       BY:/s/_____________________
                       Richard G. Steeves, Director

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Gregory Scott Levine as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

    Signature                            Title
                                                                                  Date
Gregory Scott Levine      Chairman of the Board of Directors; President

Richard G.  Steeves       Member of the Board of Directors; Secretary


                                  NEXLAND, INC.
                              Financial Statements

                               December 31, 1999,
                                  1998 and 1997










                            WILLIAMS & WEBSTER, P.S.
                          Certified Public Accountants
                        Bank of America Financial Center
                          W. 601 Riverside, Suite 1940
                                Spokane, WA 99201
                                 (509) 838-5111

                                  NEXLAND, INC.


                                TABLE OF CONTENTS



INDEPENDENT AUDITOR'S  REPORT                                              1

FINANCIAL STATEMENTS

         Balance Sheets                                                    2

         Statements of Operations                                          3

         Statements of Stockholders' Equity                                4

         Statements of Cash Flows                                          5

NOTES TO FINANCIAL STATEMENTS                                              6

SUPPLEMENTAL INFORMATION                                                   14

                                  [LETTERHEAD]

                            Williams & Webster, P.S.

Board of Directors
Nexland, Inc.
Miami, Florida
                          Independent Auditor's Report
                          ----------------------------

We have audited the accompanying balance sheets of Nexland, Inc. as of December 31, 1999, 1998 and 1997 and the related statements of operations and stockholders' equity, and cash flows, for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nexland, Inc. as of December 31, 1999, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 to the financial statements, the Company's significant losses raise substantial doubt about its ability to continue as a going concern. Management's plans regarding the resolution of this issue are also discussed in Note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The proforma financial statements on pages 15 through 17 are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ Williams & Webster, P.S.
----------------------------
Williams & Webster, P.S.
Spokane, Washington
March 13, 2000

NEXLAND, INC.
BALANCE SHEETS


                                                            December 31,   December 31,   December 31,
 A S S E T S                                                    1999           1998           1997
                                                            ------------   ------------   ------------

     CURRENT ASSETS
         Cash                                               $       4,231   $          -   $          -
         Accounts receivable                                       78,597              -              -
         Receivable from affiliated partnership                         -          2,900          2,900
         Inventory                                                 56,467              -              -
         Investment in Nexland LP                                       -            100            100
                                                            -------------   ------------   ------------
     TOTAL CURRENT ASSETS                                         139,295          3,000          3,000
                                                            -------------   ------------   ------------

     PROPERTY AND EQUIPMENT
         Furniture and equipment                                    8,434              -              -
         Less:  accumulated depreciation                           (3,659)             -              -
                                                            -------------   ------------   ------------
     TOTAL PROPERTY AND EQUIPMENT                                   4,775              -              -
                                                            -------------   ------------   ------------

      OTHER ASSETS
         Escrow and security deposits                               3,180              -              -
         Trademarks, net of amortization                        1,320,246              -              -
                                                            -------------   ------------   ------------
      TOTAL OTHER ASSETS                                        1,323,426              -              -
                                                            -------------   ------------   ------------

         TOTAL ASSETS                                       $   1,467,496   $      3,000   $      3,000
                                                            =============   ============   ============

L I A B I L I T I E S   &   S T O C K H O L D E R S '   E Q U I T Y

     CURRENT LIABILITIES
         Accounts payable                                   $     196,061   $          -   $          -
         Accrued expense                                           53,939              -              -
         Notes payable                                             19,553
                                                            -------------   ------------   ------------
     TOTAL CURRENT LIABILITIES                                    269,553              -              -
                                                            -------------   ------------   ------------

     LONG-TERM LIABILITIES
         Notes payable, related parties                           201,917              -              -
                                                            -------------   ------------   ------------
     TOTAL LIABILITIES                                            471,470              -              -
                                                            -------------   ------------   ------------

     COMMITMENTS AND CONTINGENCIES                                      -              -              -
                                                            -------------   ------------   ------------
     STOCKHOLDERS' EQUITY
         Preferred stock, 10,000,000 shares authorized,
            $0.0001 par value; no shares outstanding                    -              -              -
         Common stock, 50,000,000  shares authorized,
            $0.0001 par value; 34,094,703, 4,425,000
            and 4,425,000 issued and outstanding, respectively      3,410            443            443
         Additional paid-in capital                             1,026,016          2,557          2,557
         Accumulated deficit                                      (33,400)             -              -
                                                            -------------   ------------   ------------
     TOTAL STOCKHOLDERS' EQUITY                                   996,026          3,000          3,000
                                                            -------------   ------------   ------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $   1,467,496   $      3,000   $      3,000
                                                            =============   ============   ============

   The accompanying notes are an integral part of these financial statements

NEXLAND, INC.
STATEMENTS OF OPERATIONS

                                                              Year                  Year                   Year
                                                             Ending                Ending                 Ending
                                                          December 31,          December 31,           December 31,
                                                              1999                  1998                   1997
                                                         -------------          ------------           ------------
R E V E N U E S                                         $       67,057          $          -           $         -

COST OF REVENUES                                                34,175                     -                     -
                                                        --------------          ------------           -----------
GROSS PROFIT                                                    32,882                     -                     -
                                                        --------------          ------------           -----------

E X P E N S E S
      Advertising                                                  200                     -                     -
      Professional services                                     20,020                     -                     -
      Selling and administrative                                44,356                     -                     -
                                                        --------------          ------------           -----------
          TOTAL OPERATING EXPENSES                              64,576                     -                     -
                                                        --------------          ------------           -----------
OTHER INCOME AND (EXPENSE)
      Interest                                                  (1,706)                    -                     -
                                                        --------------          ------------           -----------

NET LOSS BEFORE INCOME TAXES                                   (33,400)                    -                     -

INCOME TAXES                                                         -                     -                     -
                                                        --------------          ------------           -----------

NET LOSS                                                $      (33,400)         $          -           $         -
                                                        ==============          ============           ===========

      Basic and diluted loss per common share           $     nil               $     nil              $    nil
                                                        ==============          ============           ===========

      Basic and diluted weighted average number of
          common stock shares outstanding               $   11,652,143          $  4,425,000           $ 4,425,000
                                                        ==============          ============           ===========

   The accompanying notes are an integral part of these financial statements

NEXLAND, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         Common Stock                                                 Total
                                                   Number                       Additional       Accumulated       Stockholders'
                                                  of Shares        Amount     Paid-in Capital      Deficit            Equity
                                                  ---------        ------     ---------------    -----------       -------------
Issuance of common stock in December, 1997
      for cash at $1.00 per share                  4,425,000      $    443       $   2,557        $        -        $    3,000

Income (Loss) for year ending December, 1997               -             -               -                 -                 -
                                                  ----------      --------       ---------        ----------        ----------
      Balance at December 31, 1997                 4,425,000           443           2,557                 -             3,000


Income (Loss) for year ending December, 1998               -             -               -                 -                 -
                                                  ----------      --------       ---------        ----------        ----------
      Balance at December 31, 1998                 4,425,000           443           2,557                 -             3,000


Stock exchanged for the acquisition of
      Nexland LP                                  25,075,000         2,508          14,492                 -            17,000

Stock exchanged in reverse acquisition of
      Windstar Resources, Inc. by Nexland Inc.     4,594,703           459       1,008,967                 -         1,009,426

Net loss for year ending December 31, 1999                 -             -               -           (33,400)          (33,400)

                                                  ----------      --------       ---------        ----------        ----------
      Balance at December 31, 1999                34,094,703      $  3,410      $1,026,016        $  (33,400)       $  996,026
                                                  ==========      ========       =========        ==========        ==========

   The accompanying notes are an integral part of these financial statements

NEXLAND, INC.
STATEMENTS OF CASH FLOWS

                                                                             Year                    Year               Year
                                                                            Ending                  Ending             Ending
                                                                         December 31,            December 31,       December 31,
                                                                             1999                    1998               1997
                                                                       -----------------       -----------------  -----------------
Cash flows from operating activities:
      Net income (loss)                                                $         (33,400)      $               -  $               -
      Adjustments to reconcile net loss
          to net cash provided (used) by operating activities:
               Depreciation and amortization                                       8,292                       -                  -
          Decrease (Increase) in:
               Accounts receivable                                               (25,608)                      -                  -
               Inventory                                                          34,071
          Increase (Decrease) in:
               Accrued expenses                                                    6,724                       -                  -
                                                                       -----------------       -----------------  -----------------

          Net cash used by operating activities                                   (9,921)                      -                  -
                                                                       -----------------       -----------------  -----------------

Cash flows from investing activities:
      Loans to Nexland LP                                                              -                       -             (2,900)
      Investment in Nexland LP                                                         -                       -               (100)
                                                                       -----------------       -----------------  -----------------

      Net cash used by investing activities                                            -                       -             (3,000)
                                                                       -----------------       -----------------  -----------------
Cash flows from financing activities:
      Proceeds from common stock issued                                                -                       -              3,000
      Acquisition of Nexland LP                                                   12,476                       -                  -
      Reverse acquisition of Wingstar Resources, Inc.                              1,675                       -                  -
                                                                       -----------------       -----------------  -----------------
      Net cash provided by financing activities                                   14,151                       -              3,000
                                                                       -----------------       -----------------  -----------------

Net increase (decrease) in cash                                                    4,230                       -                  -

Cash, beginning of period                                                              -                       -                  -
                                                                       -----------------       -----------------  -----------------

Cash, end of period                                                    $           4,230       $               -  $               -
                                                                       =================       =================  =================

SUPPLEMENTAL DISCLOSURES:
      Cash paid for interest and income taxes:
          Interest expense                                                            -                        -                  -
                                                                       =================       =================  =================
          Income taxes                                                                -                        -                  -
                                                                       =================       =================  =================

    The accompanying notes are an integral part of these financial statements

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 1 - BUSINESS ORGANIZATION

Nature of Operations
--------------------
Nexland, Inc. (hereinafter "Nexland") was incorporated on December 4, 1994 under the laws of the State of Florida. From inception until November 17, 1999, Nexland was inactive. On November 15, 1999, the partners of Nexland Limited Partnership assigned all rights, title and interest in partnership assets to Nexland, Inc. in exchange for 17,000 common stock shares of Nexland, Inc. Nexland LP was formed on September 25, 1997. The activities of the Partnership are reflected in the proforma financial statements. The Company is engaged in the production of internet sharing boxes.

Subsequent to November 17, 1999, Nexland, Inc. exchanged its stock in a merger-acquisition with Windstar Resources, Inc. See Note 9.

WindStar Resources, Inc. ("the Company") was incorporated on March 22, 1995, under the laws of the State of Arizona under the name of Turtleback Mountain Gold Co., Inc. to conduct business in the fields of mineral exploration, construction and mining. WindStar Resources, Inc. has been in development stage since inception and had not realized any significant revenues from its planned operations. At November 17, 1999, WindStar Resources, Inc. discontinued all mineral exploration, construction and mining operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting
-------------------
Nexland uses the accrual basis of accounting in accordance with generally accepted accounting principles.

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising
-----------
Advertising costs are charged to operations in the year incurred.

Property, Plant and Equipment
-----------------------------
Property, plant and equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of three to seven years. Expenditures for repairs and maintenance which do not extend the useful life of the related asset are expensed as incurred.

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-lived Assets
-------------------------------
The Company evaluates the recoverability of long-lived assets when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts.

Income Taxes
------------
No provision for taxes or tax benefit has been reported in the financial statements, as there is not a measurable means of assessing future profits or losses.

Cash and Cash Equivalents
-------------------------
The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents.

Basic and Diluted Earnings Per Share
------------------------------------
In December 1997, the Company adopted Statement of Financial Accounting Standards Statement (SFAS) No. 128, Earnings Per Share. Basic earnings per share is computed using the weighted average number of common shares outstanding. Diluted net loss per share is the same as basic net loss per share as the inclusion of common stock equivalents would be antidilutive.

Revenue and Cash Recognition
----------------------------
Revenues and cost of revenues are recognized when services and products are furnished or delivered.

Intangibles
-----------
Intangible assets consist of trademarks pending. Trademarks are amortized using a straight-line method over twenty years.

Reclassifications
-----------------
Certain amounts from prior periods have been reclassified to conform with the current period presentation. This reclassification has resulted in no changes to the Company's accumulated deficit or net losses presented.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts.

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 3 - PROPERTY AND EQUIPMENT (Continued)

Major additions and betterments are capitalized. Costs of maintenance and repairs which do not improve or extend the lives of the respective assets are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized in operations.

NOTE 4 - INVENTORY

Inventories are stated at the lower of cost or market, with cost being determined on a first-in-first out basis.

Inventories at December 31, 1999 consist of finished goods. The Company had no inventories at December 31, 1998 or 1997.

NOTE 5 - LEASE COMMITMENT

Nexland leases commercial office space in Miami, Florida on a month-to-month agreement. The monthly rent is $3,000. The Company is currently negotiating a lease for a new location.

NOTE 6 - INTANGIBLE ASSETS

On November 15, 1999, trademarks totaling $211,562 were transferred from Nexland LP to the Company in connection with the transfer of Partnership assets to the Company. The amount of $211,562 represents the excess of fair market value of assets transferred over the related liabilities.

On November 17, 1999, Windstar Resources, Inc acquired Nexland, Inc. in a reverse acquisition accounted for as a purchase. The purchase price exceeded the net assets of Windstar at the date of acquisition by $1,116,976. This excess was assigned to trademarks. Trademarks will be capitalized and amortized using the straight-line method over twenty years. Amortization of trademarks was $8,292 for the year ended December 31, 1999.

At December 31, 1999, the Company's trademark applications were still pending approval.

NOTE 7 - NOTES PAYABLE, RELATED PARTIES

Nexland has unsecured cash loans with a shareholder in the amount of $174,318 at December 31, 1999. The notes bear interest equal to the applicable federal rate, which is 5.83%, are unsecured and are subject to adjustment on August 1, 2000. The terms of the notes were not finalized until after the merger with Winstar Resources, Inc. See Note 9.

Other long-term debt at December 31, 1999 consists of an unsecured note with Phoenix International Mining, Inc., a related party, dated August 1, 1997, with interest due at 1% per

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 7 - NOTES PAYABLE, RELATED PARTIES (Continued)

month and the principal payable at the discretion of Windstar Resources, Inc. with any remaining principal due not later than five years from the date of the note. Under terms of the note, the Company may borrow from time to time in varying amounts up to the sum of one million dollars within the two years from the date of the note. The balance due at December 31, 1999, was $27,600.

NOTE 8 - NOTES PAYABLE

All Company notes are short-term, unsecured demand notes with an interest rate of 12% per annum. The balance on these notes at December 31, 1999 is $19,553.

NOTE 9- PREFERRED STOCK

The Company has the authority to issue 10,000,000 shares of preferred stock, having a par value of $0.0001 per share. At December 31, 1999 no shares of preferred stock were outstanding.

NOTE 10 - COMMON  STOCK

On November 17, 1999 Nexland, Inc. exchanged each of its shares of common stock for 1,475 shares of Windstar Resources, Inc. common stock shares. Nexland, Inc.'s shareholders received 29,500,000 shares of Windstar Resources, Inc. common stock in exchange for their 20,000 share of Nexland's common stock. The market value of the common shares of Windstar as of the effective merger date was $0.03125 per share resulting in a value of $921,875. Furthermore, Nexland contributed $25,000 in cash for the payment of Windstar's outstanding payables and assumed $82,551 of the net liabilities of Windstar. The shareholders of Windstar Resources, Inc. retained their 4,594,703 shares of common stock. The Company has 34,094,703 shares of common stock outstanding at December 31, 1999.

Mr. Israel D. Sultan, the original shareholder of Nexland, was issued 3,000 shares of no par common stock for his original capital contribution of $3,000. On November 15, 1999, Nexland LP was acquired for the issuance of 17,000 shares of common stock which were valued at $211,562. This transaction which included the assumption of net debt of Nexland LP of $194,461 and the issuance of common stock valued at $17,000, was in addition to Nexland, Inc's. original investment in Nexland LP of $101.

Windstar Resources, Inc., the Company predecessor by reverse acquisition, had during the year ended December 31, 1995, issued 310,000,000 shares of common stock in exchange for eight mining claims. The stock was issued at $0.000042 per share.

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 10 - COMMON  STOCK (Continued)

During the year ended December 31, 1996, Windstar issued 400,000,000 units in exchange for one hundred twenty eight mining claims (Note 3). Each unit consisted of one share of common stock, one "Class A Warrant" and one "Class B Warrant". The stock was issued at $0.000165 per share. See Note 5.

During the year ended December 31, 1998, the Board of Directors of Windstar authorized a 1-for-250 reverse stock split, thereby decreasing the number of issued and outstanding shares and increasing the par value of each share to $0.0001. All references in the accompanying financial statements to number of common shares and per share amounts for 1998 and 1999 have been restated to reflect the reverse stock split.

Windstar issued 22,000 shares of its common stock during the year ended December 31, 1998, in payments of outstanding debt that was owed to Baragan Mountain Mining, LLC for an unpaid royalty fee and the interest accrued. The shares were issued at $2.50 per share.

In November 1999, 382,173 shares of common stock were issued to related parties in payment of debt.

In consideration of Nexland S.A. granting a right of first refusal for purchase of Nexland S.A., to Nexland, Inc., certain Nexland stockholders conveyed 1,584,000 shares of common stock they received out of the 29,500,000 shares of common stock to Nexland S.A. for distribution to Nexland S.A. shareholders. See
Note 15.

On November 17, 1999 the Company committed to a consulting agreement with Fred Schmid, a related party. This agreement provides for compensation to be paid in common stock at 5,000 shares per month issued quarterly. This agreement can be terminated at any time by either party.

NOTE 11 - STOCK WARRANTS

During the year ended December 31, 1996, the Company issued 400,000,000 units. As stated in Note 10, each unit consisted of one share of common stock, one "Class A Warrant" and one "Class B Warrant". Each "Class A Warrant" may be exercised to purchase one share of common stock at an exercise price of $0.01. Each "Class B Warrant" may be exercised to purchase one share of common stock at an exercise price of $0.02. The warrants are redeemable at any time upon the Company giving thirty days written notice to the holder thereof at redemption price of $0.00001 per warrant. The warrants are exercisable up to five years from the effective date of the offering unless called sooner.

During the year ended December 31, 1998, the Board of Directors voted to reduce the warrants authorized and outstanding based on a 1 for 250 shares reverse split. This reduced the authorized and outstanding "Class A Warrants" to 1,600,000 which exercisable to purchase 1,600,000

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 11 - STOCK WARRANTS (Continued)

shares of the company's common stock at prices ranging from $0.25 to $2.50 and the authorized and outstanding "Class B Warrants" to 1,600,000 which exercisable to purchase 1,600,000 shares of the company's common stock at $5.00. As of December 31, 1999, 1,541,558 "Class A Warrants" remain authorized and outstanding (not exercised). No "Class B Warrants" were exercised during 1997, 1998 or 1999.

NOTE 12 - SALE OF STOCK AND GRANT OF OPTIONS

The Company sold 135,000,000 shares of common stock to its president and chief executive officer for $10,000 cash and also granted purchase options to him during November 1997. The Company's options ("Stock Options") enable the holder to purchase up to 40,000,000 shares of the stock during the ten-year period commencing on the second anniversary of the date of this agreement for the exercise price of $0.01 per share, and up to 40,000,000 additional shares of stock during the ten-year period commencing on the third anniversary of the date of this agreement for the exercise price of $0.02 per share. This agreement was dated November 11, 1997.

During the year ended December 31, 1998, based on a 1-for-250 reverse stock split, the Board of Directors reduced these stock options to 160,000 shares during the ten-year period commencing on the second anniversary of the date of this agreement at an exercise price ranging from $0.25 to $2.50 per share and 160,000 additional shares of stock during the ten-year period commencing on the third anniversary of the date of this agreement at an exercise price of $5.00 per share. No options were granted or exercised during 1998 or 1999.

Following is a summary of the status of fixed options outstanding at December 31, 1998, and December 31, 1999:

                                         Weighted
       Exercise                      Average Remaining         Weighted Average
     Price Range       Number        Contractual Life           Exercise Price
   --------------      -------     ----------------------     ------------------
   $0.25 to $5.00      320,000          5-10 years                 $3.875

Of the 320,000 options referred to above, 160,000 are exercisable beginning November 11, 1999. The remaining 160,000 options are not exercisable until November 11, 2000. The Company estimates that substantially all of these options will be exercised during the contractual period.

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 13 - YEAR 2000

Like other companies, Nexland could be adversely affected if the computer systems it, its suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, elevators, etc.

The Company has reviewed its business and processing systems and believes that the majority of its systems are already Year 2000 compliant or can be made so with software updates. Based on preliminary assessments, the Company regards the costs associated with Year 2000 readiness to be immaterial.

NOTE 14 -MERGER /ACQUISITION

The acquisition transactions were used to establish the value of trademarks for the consolidated company in the proforma filings required by reporting standards of the Securities and Exchange Commission. As part of the transaction, Nexland, Inc. agreed to pay $25,000 in debts owed to certain creditors of Windstar Resources, Inc. See Note 6.

In connection with this transaction, the Company acquired liabilities of $82,551 in excess of Windstar's assets and the Company also adjusted equity and investments. In the reverse acquisition Nexland acquired $1,675 in cash and $84,226 in liabilities from Windstar. The value of trademarks was increased by $1,116,976 in the valuation of the components of the acquisitions. See Note 6. Nexland was wholly merged into Windstar Resources, Inc. Windstar Resources, Inc. subsequently changed its name to Nexland, Inc.

NOTE 15 - ACQUISITION OPTION FOR NEXLAND S.A.

Nexland, Inc. has the option to purchase all common stock shares of Nexland S.A., a French corporation. This option expires on June 30, 2000. The purchase price is contingent upon a valuation to be performed by an independent French accounting firm. See Note 10.

NOTE 16 - MINERAL PROPERTIES

Eight mining claims were transferred to the Company on June 30, 1995 by quitclaim deed in exchange for 310,000,000 shares of common stock. The mining claims were reflected in the balance sheet at the transferor cost of $13,000. During the year ended December 31, 1999, the Company allowed these claims to expire resulting in a charge against operations in the amount of $13,000.

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 16 - MINERAL PROPERTIES (Continued)

One hundred twenty-eight mining claims located in the La Paz, Maricopa, and Yuma counties of Arizona were transferred to the Company on November 16, 1996, by quitclaim deed in exchange for 400,000,000 units as explained in Note 5. During the year ended December 31, 1999, the Company allowed these claims to expire resulting in a charge against operations in the amount of $66,076.

The four Red Raven II claims purchased from Maxam Gold Corporation have a royalty fee clause attached to them. The royalty fee, payable to Baragan Mountain Mining, LLC, is five percent of the net income from operations on the claims or $50,000 annually (whichever is greater) beginning July 14, 1996. During 1998, the Company settled a default on the $50,000 annual payment, which was due July 14, 1997, by the exchange of 22,000 shares of its common stock. This included $5,000 of interest, which had been accrued on the indebtedness. As part of this settlement, the $50,000 annual fee has been rescinded and future royalty fees will be calculated on 2.5% of net smelter return from production from those claims, if any.

NOTE 17 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company and its predecessor, Nexland LP, have generated no revenues before 1999. The predecessor partnership had a net loss of $98,614 for 1999 at the time it was acquired by the Company. Nexland, Inc. has an accumulated deficit of $34,000 at December 31, 1999.

Management believes that significant resources will be available from private and public sources in 2000 to continue the marketing of its internet sharing devices. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Management has established plans designed to increase the sales of the Company's products. Management intends to seek new capital from new equity securities offerings that will provide funds needed to increase liquidity, fund internal growth and fully implement its business plan.

NEXLAND, INC.
PROFORMA FINANCIAL INFORMATION


The following Proforma Combined Balance Sheet as of December 31, 1998 and Proforma Combined Statements of Operations for the years ended December 31, 1999 and 1998 are audited. These proforma financial statements relate to the reverse acquisition of Windstar Resources, Inc. by Nexland, Inc. Windstar Resources, Inc., (subsequently renamed Nexland, Inc.) issued 29,500,000 shares of common stock for 100% of the outstanding common stock of Nexland, Inc. on November 17, 1999.

The proforma financial information has been prepared utilizing the historical financial statements of Windstar Resources, Inc. and Nexland, Inc. and its predecessor, Nexland LP, and should be read in conjunction with the separate historical financial statements and notes thereto of these companies for the respective periods presented.

The proforma financial information is based on the purchase method of accounting and the acquisition as a reverse acquisition with the surviving company being the operating company, Nexland, Inc., previously Nexland, LP. The Proforma Combined Statements of Operations assume the acquisition had occurred at the beginning of the period presented in the statements. All intercompany accounts and transactions have been eliminated.

The proforma combined financial statements do not purport to be indicative of the financial positions and results of operations and cash flows which actually would have been obtained if the acquisition had occurred on the date indicated or the results which may be obtained in the future. The disclosures concerning the common stock and losses per share are reported based upon each entity's share of the common stock at the acquisition date. Accordingly, amounts shown for Nexland LP are based upon the stock allocated to its respective share of Nexland, Inc.


NEXLAND, INC.
PROFORMA COMBINED STATEMENTS OF OPERATIONS


                                                                      HISTORICAL                                 PROFORMA
                                         ------------------------------------------------------------------------------------------
                                                                    Nexland, Inc.
                                         Windstar Resources, Inc   November 15, 1999     Nexland, LP
                                              January through          through         January through
                                             November 17, 1999     December 31, 1999   November 15, 1999    Eliminations     Total
                                         -----------------------   -----------------   -----------------    ------------     -----
REVENUES                                    $                -   $          67,057   $          196,281          -      $   263,338

COST OF REVENUES                                             -              34,175               95,136          -          129,311
                                            ------------------   -----------------   ------------------      --------   -----------
GROSS PROFIT                                                 -              32,882              101,145          -          134,027
                                            ------------------   -----------------   ------------------      --------   -----------
EXPENSES
    Advertising                                              -                 200               10,164          -           10,364
    Professional services                              158,714              20,020               15,492          -          194,226
    Selling and administrative expenses                 35,376              44,356              181,724          -          261,456
    Mining claims                                       79,076                   -                    -          -           79,076
                                            ------------------   -----------------   ------------------      --------   -----------
           TOTAL EXPENSES                              273,166              64,576              207,380          -          545,122
                                            ------------------   -----------------   ------------------      --------   -----------

           OPERATING INCOME (LOSS)                    (273,166)            (31,694)            (106,235)         -         (411,095)

OTHER INCOME (EXPENSE)
    Other income                                             -                   -                    -          -                -
    Loss on sale of investments                              -                   -                    -          -                -
    Interest expense                                   (21,893)             (1,706)                   -          -          (23,599)
                                            ------------------   -----------------   ------------------      --------   -----------
           TOTAL OTHER INCOME (EXPENSE)                (21,893)             (1,706)                   -          -          (23,599)

INCOME (LOSS) BEFORE INCOME TAXES                     (295,059)            (33,400)            (106,235)         -         (434,694)

INCOME TAX BENEFIT                                           -                   -                    -          -                -
                                            ------------------   -----------------   ------------------      --------   -----------

NET (INCOME) LOSS                           $         (295,059)  $         (33,400)  $         (106,235)         -   $     (434,694)
                                            ==================   =================   ==================      ========   ===========

BASIC AND DILUTED LOSS PER COMMON SHARE     $       nil          $       nil         $        nil                -   $        (0.01)
                                            ==================   =================   ==================      ========   ===========

WEIGHTED AVERAGE NUMBER OF
    COMMON STOCK SHARES OUTSTANDING                  4,213,230           4,425,000           25,075,000          -       33,713,230
                                            ==================   =================   ==================      ========   ===========

The accompanying notes are an integral part of these financial statements

NEXLAND, INC.
PROFORMA BALANCE SHEETS


                                                 Windstar
                                               Resources, Inc.       Nexland, Inc.        Nexland, LP
 A S S E T S                                 December 31, 1998    December 31, 1998    December 31, 1998     Eliminations    Total
                                             -----------------    -----------------    -----------------     ------------  ---------
    CURRENT ASSETS
       Cash                                  $         1,744       $             -      $            23    $          -    $  1,767
       Receivable from affiliated partner                  -                 2,900                    -          (2,900)          -
       Inventory                                           -                     -                7,643               -       7,643
       Investment in Nexland LP                            -                   100                    -            (100)          -
                                             ---------------       ---------------      ---------------    -----------     ---------
    TOTAL CURRENT ASSETS                               1,744                 3,000                7,666          (3,000)      9,410
                                             ---------------       ---------------      ---------------    ------------    ---------

    PROPERTY AND EQUIPMENT
       Furniture and equipment                             -                     -                6,183               -       6,183
       Less:  accumulated depreciation                     -                     -               (1,943)              -      (1,943)
                                             ---------------       ---------------      ---------------    ------------    ---------
    TOTAL PROPERTY AND EQUIPMENT                           -                     -                4,240               -       4,240
                                             ---------------       ---------------      ---------------    ------------    ---------

    OTHER ASSETS
       Organizatonal costs, net                          274                     -                    -               -         274
       Mining claims                                  79,076                     -                    -               -      79,076
       Trademarks                                          -                     -                    -               -           -
                                             ---------------       ---------------      ---------------    ------------    ---------
    TOTAL OTHER ASSETS                                79,350                     -                    -                      79,350
                                             ---------------       ---------------      ---------------    ------------    ---------

TOTAL ASSETS                                 $        81,094       $         3,000      $        11,906    $     (3,000)   $ 93,000
                                             ===============       ===============      ===============    ============    =========



L I A B I L I T I E S   &   S T O C K H O L D E R S '   E Q U I T Y

    CURRENT LIABILITIES
       Accounts payable                      $        21,637       $             -      $         7,643    $          -    $ 29,280
       Accured expense                               107,435                     -                5,353               -     112,788
       Notes payable                                  53,417                     -                    -               -      53,417
       Notes payable, related parties                 27,600                     -               87,136          (2,900)    111,836
                                             ----------------      ---------------      ---------------    ------------    ---------
    TOTAL CURRENT LIABILITIES                        210,089                     -              100,132          (2,900)    307,321
                                             ----------------      ---------------      ---------------    ------------    ---------

    COMMITMENTS AND CONTINGENCIES                          -                     -                    -               -
                                             ----------------      ---------------      ---------------    ------------    ---------

    STOCKHOLDERS' EQUITY
       Preferred stock                                     -                     -                    -               -           -
       Common stock                                      421                   443                    -               -         864
       Additional paid in capital                    162,760                 2,557                    -               -     165,317
       Accumulated deficit                          (292,176)                    -              (88,226)           (100)   (380,502)
                                             ----------------      ---------------      ---------------    ------------    ---------
    TOTAL STOCKHOLDERS' EQUITY                      (128,995)                3,000              (88,226)           (100)   (214,321)
                                             ----------------      ---------------      ---------------    ------------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $        81,094       $         3,000      $        11,906    $     (3,000)   $ 93,000
                                             ================      ===============      ===============    ============    =========

   The accompanying notes are an integral part of these financial statements

NEXLAND, INC.
PROFORMA COMBINED STATEMENTS OF OPERATIONS


                                                    HISTORICAL                                                  PROFORMA
                                      ------------------------------------------------------------------------------------------

                                      Windstar Resources,Inc     Nexland, Inc.        Nexland, LP
                                           Year Ended             Year Ended           Year Ended
                                         December 31, 1998     December 31, 1998    December 31, 1998     Eliminations       Total
                                       ---------------------   -----------------    -----------------     ------------     --------

REVENUES                               $              -        $            -        $           -        $        -      $       -

COST OF REVENUES                                      -                     -                    -                 -              -
                                       ----------------        --------------        -------------        ----------      ---------
GROSS PROFIT                                          -                     -                    -                 -              -
                                       ----------------        --------------        -------------        ----------      ---------

EXPENSES
    Advertising                                       -                     -                3,354                 -          3,354
    Professional services                        33,006                     -               42,814                 -         75,820
    Selling and administrative expenses         112,021                     -               53,734                 -        165,755
                                       ----------------        --------------        -------------        ----------      ---------
          TOTAL EXPENSES                        145,027                     -               99,902                 -        244,929
                                       ----------------        --------------        -------------        ----------      ---------

          OPERATING INCOME (LOSS)              (145,027)                    -              (99,902)                -       (244,929)

OTHER INCOME (EXPENSE)
    Other income                                      -                     -                    -                 -              -
    Loss on sale of investments                       -                     -                    -                 -              -
    Interest expense                            (15,637)                    -                    -                 -        (15,637)
                                       ----------------        --------------        -------------        ----------      ---------
          TOTAL OTHER INCOME (EXPENSE)          (15,637)                    -                    -                 -        (15,637)


INCOME (LOSS) BEFORE INCOME TAXES              (160,664)                    -              (99,902)                -       (260,566)

INCOME TAX BENEFIT                                    -                     -                    -                 -              -
                                       ----------------        --------------        -------------        ----------      ---------

NET (INCOME) LOSS                      $       (160,664)       $            -        $     (99,902)                -      $(260,566)
                                       ================        ==============        =============        ==========      =========

BASIC AND DILUTED LOSS PER COMMON
  SHARE                                $          (0.04)       $     nil             $     nil                     -      $   (0.01)
                                       ================        ==============        =============        ==========      =========

WEIGHTED AVERAGE NUMBER OF
    COMMON STOCK SHARES OUTSTANDING           4,162,223             4,425,000           25,075,000                 -     33,662,223
                                       ================        ==============        =============        ==========      =========

   The accompanying notes are an integral part of these financial statements